As filed with the Securities and Exchange Commission on August 28, 2009
Registration No. 333-157346

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
(Amendment No. 3)
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

China Agri-Business, Inc.
(Exact name of registrant as specified in its charter)

Maryland
(State or other jurisdiction of incorporation or organization)

2870	20-3912942
(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

In the People’s Republic of China:
Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068
(86) 29-88222938

In the United States:
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael Segal
11 East 86th Street, New York, New York 10028
(212) 348-5600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jeffrey Rinde, Esq.
Blank Rome LLP
The Chrysler Building, 405 Lexington Avenue
New York, NY 10174-0208 U.S.A.
Tel: (212) 885-5000

As soon as practicable after the effective date of this Registration Statement
(Approximate date of commencement of proposed sale to the public)

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a small reporting company:

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☒

Title of each class of securities to be registered	Amount to be registered(3)	Proposed maximum offering price per share (4)	Proposed maximum aggregate offering price	Amount of registration fee
Common stock underlying convertible notes, par value $0.001 per share (1)	73,380 shares	$0.14	$10,273.20	$1.73
Common stock underlying investor warrants, par value $0.001 per share (2)	500,000 shares	$0.14	$70,000	$2.75

Total	573,380 shares	$0.14	$80,273.20	$4.48

(1) Represents shares of common stock underlying convertible promissory notes.
(2) Represents shares of common stock underlying investor warrants.
(3) The number of shares of common stock being registered has been reduced from 1,617,980 to 573,380.
(4) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) and Rule 457(g) under the Securities Act of 1933, using the closing price as reported on the OTC Bulletin Board on February 6, 2009.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

The information in this prospectus is incomplete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, dated August 28, 2009

PROSPECTUS

China Agri-Business, Inc.

Up to 573,380 Shares of Common Stock

This Prospectus relates to the sale by the selling security holders listed herein of up to 573,380 shares of common stock of China Agri-Business, Inc.  The shares being registered include the following shares of common stock: (i) 500,000 shares (the “Warrant Shares”) underlying Series C warrants issued to investors that are exercisable at $1.50 per share, subject to adjustment (the “Warrants”), and (ii) 573,380 shares (the “Conversion Shares”) underlying the 3% unsecured convertible notes issued to investors convertible at $0.50 per share, subject to adjustment (the “Notes”).  The common stock is issuable upon conversion of the Notes and the Warrant Shares are issuable upon exercise of the Warrants which were purchased by the selling security holders in a private placement (the “Private Placement”) that closed in September 2008.  For a complete description of the Private Placement please see the section entitled “Prospectus Summary – Description of Private Placement of Notes and Warrants”).

The Conversion Shares and Warrant Shares may be offered by the selling security holders at fixed prices, at the then prevailing market prices at the time of sale, at varying prices, or in negotiated transactions.  See “Plan of Distribution”.

China Agri will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public. However, China Agri will receive proceeds from the exercise of the Warrants.  China Agri has agreed to pay all of the costs of this offering, excluding commissions and discounts regarding the sale of the common stock by the selling security holders.

Brokers or dealers effecting transactions in the shares should confirm the registration of these securities under the securities laws of the states in which such transactions occur or the existence of an exemption from such registration.

Investing in the common stock of China Agri involves a high degree of risk. You should invest in the common stock only if you can afford to lose your entire investment. See “Risk Factors” beginning on page 6.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this Prospectus is ______________, 2009.

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS	2

FORWARD-LOOKING STATEMENTS	2

PROSPECTUS SUMMARY	3

THE OFFERING	4

RISK FACTORS	6

DESCRIPTION OF BUSINESS	13

DESCRIPTION OF PROPERTY	19

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	20

MARKET PRICE OF THE COMMON STOCK, DIVIDENDS AND RELATED STOCKHOLDER MATTERS	30

SELLING SECURITY HOLDERS	32

DIRECTORS AND EXECUTIVE OFFICERS	36

CORPORATE GOVERNANCE	37

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	39

EXECUTIVE COMPENSATION	40

DIRECTOR COMPENSATION	41

PLAN OF DISTRIBUTION	41

DESCRIPTION OF SECURITIES	42

LEGAL PROCEEDINGS	43

LEGAL MATTERS	43

EXPERTS	43

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	43

WHERE YOU CAN FIND ADDITIONAL INFORMATION	43

CONSOLIDATED FINANCIAL STATEMENTS	F-1

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with any information or to make any representations about us, the selling security holders, the securities or any matter discussed in this prospectus, other than the information and representations contained in this prospectus. If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or any selling stockholder.

The selling stockholders are offering to sell shares of our common stock, including shares they may acquire upon conversion of their notes or exercise of their warrants, only in jurisdictions where offers and sales are permitted. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy the securities in any circumstances under which the offer or solicitation is unlawful.

The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock. Neither the delivery of this prospectus nor any distribution of securities in accordance with this prospectus shall, under any circumstances, imply that there has been no change in our affairs since the date of this prospectus. The prospectus will be updated and updated prospectuses made available for delivery to the extent required by the federal securities laws.

None of the information on websites listed in this prospectus is part of this prospectus.  Any website address is intended to be inactive textual reference only.

Currency, exchange rate, “China” and other references

Unless otherwise noted, all currency figures in this prospectus are in U.S. dollars. References to “yuan” or “RMB” are to the Chinese yuan, which is also known as the renminbi. According to the currency exchange website www.xe.com, on August 18, 2009, $1.00 was equivalent to approximately 6.8346 yuan.

References in this prospectus to the “PRC” or “China” are to the People’s Republic of China.

In this prospectus, unless otherwise specified, the words “Company,” “China Agri”, “we,” “us,” and “our,” refer collectively to China Agri-Business, Inc., Mei Xin Agri Technology (Shaanxi) Co., Ltd., and Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd., our operating company in the People’s Republic of China (the “PRC” or “China”).

FORWARD-LOOKING STATEMENTS

This Prospectus contains forward-looking statements that involve substantial risks and uncertainties. You can identify these statements by forward-looking words such as “may”, “expect”, “plans”, “intends”, “anticipate”, “believe”, “estimate” and “continue” or similar words and are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934. You should read statements that contain these words carefully because they discuss our future expectations contain projections of our future results of operations or of our financial condition or state other “forward-looking” information. We believe that it is important to communicate our future expectations to our investors. However, there may be events in the future that we are not able to accurately predict or control. The factors listed above in the section captioned “Risk Factors”, as well as any cautionary language in this Prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations described in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described as risk factors and elsewhere in this Prospectus could have a material adverse effect on our business, operating results and financial condition.

PROSPECTUS SUMMARY

The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus.

Our Business

China Agri-Business, Inc., through its operating company in China, manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the People’s Republic of China (the “PRC”). Crops grown with the use of our products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC. The green food rating system consists of an “A” rating and a more stringent “AA” rating. The “AA” rating indicates that the crops contain minimal chemical residue from fertilizers (However, our products themselves do not bear the “AA green food” designation).

Our executive offices in the PRC are located at Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068. Our executive offices in the United States are located at 11 East 86th Street, New York, New York 10028. Our web site address is http://www.chinaagri-business.com. Information contained on our web site is not a part of this Prospectus.

Corporate Structure

China Agri-Business, Inc. is a holding company with no operations other than acting as a holding company for its wholly owned subsidiary, Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”), a limited liability company and a wholly-owned foreign enterprise (“WOFE”) organized under the laws of the PRC. Meixin acts as a management company for our operating business in the PRC, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. (“Xinsheng”), in accordance with the terms of a management entrustment agreement between Meixin and Xinsheng. Meixin controls Xinsheng’s business and management, is entitled to the proceeds of Xinsheng’s business and is obligated to fund Xinsheng’s operations, including any losses. China Agri and Meixin do not own any equity rights in Xinsheng.  See Item 1. Business for a more detailed description of our corporate structure and corporate history.

Financial Summary

Sales for the six months ended June 30, 2009 totaled $1,173,447, a decrease of $348,743, or 23%, as compared to sales of $1,522,190 for the same period in 2008.  Sales for the year ended December 31, 2008 totaled $2,922,385, a decrease of $115,029, or 3.8% as compared to sales of $3,037,414 for the year ended December 31, 2007.

Gross profit for the six months ended June 30, 2009 was $838,553, a decrease of $225,060, or 21%, as compared to $1,063,613 for the same period in 2008.  Gross profit for the year ended December 31, 2008 was $2,104,913, an increase of $32,460, or 1.6%, as compared to gross profit of $2,072,453 for the year ended December 31, 2007.

Net income for the six months ended June 30, 2009 was $353,817, a decrease of $439,394, or 55%, as compared to $793,211 for the same period in 2008.  Net income for the year ended December 31, 2008 was $1,345,339, an increase of 27.1%, or $286,457, as compared to net income of $1,058,882 for the year ended December 31, 2007.

As of June 30, 2009, 87% of our assets consisted of cash and cash equivalents, as compared to 85% as of December 31, 2008.  As of June 30, 2009, our cash and cash equivalents amounted to $8,887,933, an increase of $575,297, as compared to $8,312,636 as of December 31, 2008.

The foregoing financial summary should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our Consolidated Financial Statements and accompanying notes included in this prospectus.

THE OFFERING

Shares of common stock offered by the selling security holders	Up to 573,380 shares of common stock, including (i) 500,000 Warrant Shares and (ii) 73,380 Conversion Shares.

Common stock to be outstanding after the offering	Up to 13,531,954 shares. (1)(2)

Use of proceeds
China Agri will not receive any proceeds from the sale of the shares of common stock offered by the selling security holders to the public. However, China Agri will receive proceeds from any cash exercise of the Warrants by selling security holders. Any such proceeds will be used to support the Company’s expansion plans and for working capital.

OTCBB Ticker Symbol	CHBU

(1)
The above information regarding common stock to be outstanding after the offering is based on 12,958,574 shares of common stock outstanding as of June 30, 2009 and assumes the subsequent conversion or exercise of all of 573,380 shares of Common Stock covered by this prospectus underlying the Notes and Warrants by the selling security holders.

(2)
This prospectus does not cover all of the shares of Common Stock that the Notes are convertible into.  The Notes are convertible into 1,000,000 shares of Common Stock.  Of this amount, this prospectus covers 73,380 shares of Common Stock.

Description of Private Placement of Notes and Warrants

On September 29, 2008, we completed a private placement with two accredited investors consisting of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. We received net proceeds of approximately $431,500, which the Company has used to pursue the expansion of its manufacturing and distribution operations and for general working capital and business purposes.

The Notes mature two years from the date of issuance, on September 29, 2010, and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The Notes are convertible at the option of the holder into common at a conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the Notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

The Warrants have a term of three years, expiring on September 29, 2011, and an exercise price of $1.50 per share. The Warrants are exercisable into shares of common stock on a one to one basis at an exercise price of $1.50 per share.  In addition to receiving shares of common stock, upon exercise of a Warrant, each holder shall also be issued a Warrant entitling its holder to purchase additional shares of common stock in an amount equal to the number of Warrants exercised. The Warrants, if issued, shall have a term of three years and an exercise price of $2.00 per share. The shares that would be issuable upon exercise of any Warrants are not covered by this registration statement. The exercise price of the Warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants. Upon termination of any unexercised Warrants, the Warrant holders would not receive any series D warrants, any shares underlying the series C or series D warrants, or any other securities.

The Company may call for the termination of any unexercised portion of the Warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

In connection with the Private Placement, we entered into registration rights agreements with the investors pursuant to which we have agreed to prepare and file a registration statement with the Securities and Exchange Commission not later than 60 calendar days after the final closing. The registration statement shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement: (i) the Warrant Shares issuable upon exercise of the Warrants, and (ii) the Conversion Shares issuable upon conversion of the Notes.

If we fail to file such registration statement within the 60 calendar day deadline, or if the registration statement is not declared effective by September 30, 2009, we are subject to liquidated damages payments in an amount equal to two percent (2%) of the aggregate purchase price paid by the initial investor pursuant to the Private Placement for any unregistered Warrant Shares and Conversion Shares then held by the noteholder.  This payment will be payable to the noteholder in arrears at the end of each month during which the failure to have an effective registration statement continues.  In no event will the Company be liable for liquidated damages under the registration rights agreement in excess of 2% of the aggregate purchase price of the initial investors in any 30 day period and the maximum aggregate liquidated damages payable to any holder of unregistered Warrant Shares and Conversion Shares under the registration rights agreement is 24% of the aggregate purchase price paid by the initial investor in the Private Placement.  If the Registration Statement of which this prospectus forms a part is declared effective by the SEC by September 30, 2009, we will not be required to pay any liquidated damages.

In connection with the Private Placement, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent received warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share for a term of three years.

The Company believes that this Private Placement is exempt from registration under the Securities Act of 1933, as amended (the “Act”), pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

RISK FACTORS

An investment in our common stock involves significant risks. Before deciding to invest in shares of our common stock, investors should carefully consider and all other information set forth herein, including  the following risks, which represent all  known material risks. If any of the events or developments described below occurs, our business, financial condition and results of operations may suffer. In that case, the value of our common stock may decline and investors could lose all or part of their investment.

Our business operations are conducted entirely in the PRC. Because China’s economy and its laws, regulations and policies are different from those typically found in the west and are continually changing, we face certain risks, as summarized below.

RISKS RELATED TO OUR BUSINESS:

We Have A Limited Operating History And We Operate In A Highly-Competitive Industry And Our Failure To Compete Effectively May Adversely Affect Our Ability To Generate Revenue.

Xinsheng, our operating company in the PRC, commenced operations in 2004. Accordingly, we are subject to the risks and challenges inherent in the establishment of a new business enterprise. Unanticipated problems, expenses, and delays are frequently encountered in establishing a new business and marketing and developing products. These include, but are not limited to, competition, the need to develop customers and market expertise, market conditions, sales, marketing and governmental regulation.

We are principally engaged in the manufacture and marketing of organic biochemical agricultural application products and we face competition from numerous other companies. Many of our competitors have greater financial resources, a longer operating history, and a larger customer base, than we do. We may be unsuccessful in our attempts to compete, which would have a material adverse impact on our business and financial condition.

We Rely On A Contractual Arrangement With Xinsheng For Our Operations In China, Which May Not Be As Effective In Providing Control Over Xinsheng As Direct Ownership.

China Agri-Business, Inc. is a holding company with no operations other than acting as a holding company for Meixin, and raising capital for the operations of Meixin and Xinsheng. China Agri and Meixin do not own any equity rights in Xinsheng. At present, neither China Agri-Business nor Meixin have any existing or planned business activities other than acting as a holding company and management company, respectively, for Xinsheng.

We operate our business in China through a contractual agreement called a Management Entrustment Agreement between Xinsheng and our subsidiary in China, Meixin. All of our business in China is conducted through, and all of our revenues are generated by, Xinsheng. We have no equity control over Xinsheng.

The Management Entrustment Agreement terminates upon the earlier of: (i) the termination date of Xinsheng’s business, (ii) mutual agreement by Xinsheng and Meixin to terminate the Agreement, or (iii) Meixin acquiring a greater than 51% equity interest in Xinsheng’s shares.

If the Management Entrustment Agreement is terminated, our ability to conduct our business would be compromised. In addition, if Xinsheng fails to perform under the Management Entrustment Agreement, we may have to rely on legal remedies under Chinese law, which we cannot be sure would be available.

There are substantial uncertainties regarding the interpretation and application of current and future PRC laws and regulations, including regulations governing the validity and enforcement of contractual arrangements similar to the Management Entrustment Agreement.  We cannot be sure that, in the future, the PRC government will view the Management Entrustment Agreement with Xinsheng to be in compliance with PRC law.   If we are determined not to be in compliance, the PRC government could levy fines, revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our business, corporate structure or operations, or impose additional conditions or requirements, or take other regulatory or enforcement actions against us that could be harmful to our business.

We May Not Be Able To Effectively Control And Manage Our Planned Growth.

We have limited operational, administrative and financial resources, which may be inadequate to sustain the growth we want to achieve. If our business and markets grow and develop, it will be necessary for us to finance and manage expansion accordingly. In addition, we may face challenges in managing our expanding product offerings and in integrating any businesses we acquire with our own. Such growth would place increased demands on our existing management, employees and facilities. Our failure to meet these demands could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies.

Our Business Is Dependent Upon Our Brand Recognition And Trademarks.

Our trademarked brands have gained recognition in the PRC. However, the protection of intellectual property rights in the PRC may not be as effective as those in the U.S. or other countries. The unauthorized use of our brands could harm our business and competitive position. We cannot guarantee that counterfeiting or imitation of our products will not occur in the future or that we will be able to detect it and resolve it effectively. Any related litigation could be time consuming, costly, and unsuccessful.

We May Be Subject to Intellectual Property Infringement Claims.

We also cannot guarantee that our products will not infringe patents, copyrights or other intellectual property rights held by third parties. Third parties may initiate litigation against us alleging infringement of their proprietary rights. In the event of a successful claim of infringement and our failure or inability to develop non-infringing products or license the infringed or similar technology on a timely basis, our business could be harmed. In addition, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

The potential consequences for intellectual property infringement under Chinese law include the following: the Company may become the subject of a court order or decree publicly denouncing the infringing activity; the Company may be required to indemnify the infringed party for losses caused by the infringing activity; confiscation/seizure of the Company’s assets and income derived from the infringing activity, and; potential criminal liability.

We Do Not Own Any Patents Related To Our Products.

The patent application process in China requires patent applicants to disclose substantial information regarding the subject matter of the patent application. In addition, patent applications in China are published and become part of the public record.  As a result of the foregoing according to the American Embassy in China, “many patent owners (both foreign and domestic) continue to experience problems with infringement in China. Counterfeiting and other infringing activities are rampant, and critics frequently complain of lax enforcement of intellectual property laws. As a result, any party considering introducing a patented (or patentable) technology into China – especially one that could be easily reverse engineered or duplicated – would be well advised to proceed with extreme caution, seek legal advice from the outset, and plan fastidiously.” The source of this information is located at the following url: http://www.usembassy-china.org.cn/ipr/patent.html.  We believe that that applying for patents in the PRC involves risk because the PRC does not provide sufficient enforcement against infringement upon intellectual property.   Accordingly, we do not own any patents related to our products because applying for patent protection would reveal our proprietary methods and techniques and subject us to increased risk of infringement.  However, we may nevertheless face severe pricing pressure from copycat products if our competitors are able to copy and implement our proprietary methods and techniques.

We May Not Be Able To Hire And Retain Qualified Personnel.

Competition for senior management and other key employees is intense, and the pool of qualified candidates is limited. We may not be able to retain the services of our senior executives or key employees, which could materially and adversely affect our future growth.

We Do Not Presently Maintain Fire, Theft, Product Liability Or Any Other Property Insurance, Which Leaves Us With Exposure In The Event Of Loss Or Damage To Our Properties Or Claims Filed Against Us.

We do not maintain fire, theft, product liability or other insurance of any kind. We bear the economic risk with respect to loss of or damage or destruction to our property and to the interruption of our business as well as liability to third parties for damage or destruction to them or their property that may be caused by our personnel or products. Such liability could be substantial and the occurrence of such loss or liability may have a material adverse effect on our business, financial condition and prospects. While product liability lawsuits in the PRC are rare, and we have never experienced significant failure of our products, there can be no assurance that we would not face liability in the event of the failure of any of our products.

RISK RELATED TO DOING BUSINESS IN THE PRC:

Our Success Depends Upon The Development Of The PRC’s Agricultural Industry.

The PRC is currently the world’s most populous country and one of the largest producers and consumers of agricultural products. Despite the Chinese government’s emphasis on agricultural self-sufficiency, inadequate port facilities and lack of warehousing and cold storage facilities may impede the growth of the domestic agricultural trade. We rely on local farmers in the PRC to purchase our products, which are generally purchased under a cash-on-delivery basis or on credit. Accordingly, any difficulties farmers in the PRC experience in selling their produce could reduce the demand for our products and hinder the ability of the farmers to pay us on a timely basis.

Changes In The Policies Of The PRC Government Could Have An Adverse Effect On Our Business.

Policies of the PRC government can have significant effects on the economic conditions of the PRC. Although the PRC government has been pursuing economic reform policies and transitioning to a market-oriented economy, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC’s political, economic and social conditions. Our business could be adversely affected by changes in PRC government policies, including but not limited to changes in policies relating to taxation, currency conversion, imports and exports, and ownership of private enterprises.

PRC Laws And Regulations Governing Our Current Business Operations Are Sometimes Vague And Subject to Interpretation, And Any Changes In PRC Laws And Regulations May Have A Material And Adverse Effect On Our Business.

There are substantial uncertainties regarding the interpretation, application and enforcement of PRC laws and regulations, including but not limited to the laws and regulations governing our business. These laws and regulations are sometimes vague and are subject to future changes, and their official interpretation and enforcement by the various branches of the PRC government may involve substantial uncertainty. The PRC legal system is based in part on governmental policies and internal rules some of which are not published on a timely basis or at all. New laws, regulations, rules and policies that affect existing and proposed future businesses may also be applied retroactively. We cannot predict with certainty what effect existing or new PRC laws or regulations may have on our business. In addition, there is less published guidance regarding PRC laws as compared to laws in the United States, and prior rulings and interpretations of PRC laws may not necessarily carry the same precedential value as in the United States.

Demand For Our Products May Decrease If The PRC Government Changes The Requirements For The “Green Food” Rating.

Crops that are grown using our products may be considered as “all-natural,” “organic,” or “green”, and accordingly may qualify for the “AA Green Food” rating, which is administered by the Green Food Development Center of the PRC Ministry of Agriculture. Should the PRC government change the current Green Food rating standards, crops grown with our products may not qualify for the Green Food rating, which would adversely affect our business.

We Are Required To Obtain Fertilizer Registration Certificates For Our Products From The PRC Government That Are Subject To Annual Renewal.

In the PRC, manufacturers of fertilizers and related products must obtain a government approval known as a fertilizer registration certificate. Since 2004, we have obtained temporary registration certificates from the PRC’s Ministry of Agriculture for each of our primary products which authorize us to manufacture and distribute our agricultural application products throughout the PRC. Each temporary certificate is reviewed by the PRC’s Ministry of Agriculture on an annual basis, until such time as we are eligible to receive permanent certificates. There is no assurance that the temporary certificates will be renewed or that we will become eligible for permanent certificates. See “Description of Business – Government Regulation” for more information.

Xinsheng’s Tax Exemption in the PRC is Subject to Annual Renewal And May Not Be Granted In The Future.

Xinsheng is subject to a 25% standard enterprise income tax in the PRC. However, due to Xinsheng’s agricultural related activities, the National Tax Bureau in Xi’an High-Tech Development Zone has granted Xinsheng annual exemptions from this tax for the years ending December 31, 2007 and 2008. We have applied for a tax exemption for 2009 and we expect that this application will be approved.

However, there is no assurance that we will continue to receive the tax exemption in future years. Without the tax exemption, our financial results would be materially and adversely affected. For purposes of comparison, had we been subject to the 25% tax, our operating cash flow and net income for the years ended December 31, 2008 and 2007 would each have been reduced by approximately $387,600 and $349,400, respectively.

Our Business Is Subject To Severe Weather Conditions, Disease, And Other Natural Catastrophes In China.

Our products are used for agricultural purposes, and accordingly our business is exposed to the risk of severe weather conditions, disease, and other natural catastrophes in the PRC. Natural catastrophes may include hail storms, floods, droughts, windstorms, earthquakes, fires, insect infestations, disease and other events, each of which tends to be unpredictable.

Cold weather and other unusual weather conditions, particularly during or prior to the spring plowing season, can significantly affect the purchasing decisions of the Company’s customers, and can have a material adverse effect on our financial results, as we experienced during 2008.

The Recent Economic Downturn May Materially And Adversely Affect Our Business.

The Chinese economy has experienced a slowing growth rate due to a number of factors, including but not limited to instability in the global financial markets and economic and monetary policies adopted by the Chinese government aimed at preventing overheating of the Chinese economy and inflation.

We cannot predict how long the downturn will last, the timing of any subsequent recovery, or how much of an impact the downturn will have on our business and demand for our products. To the extent that the downturn reduces spending on produce with the “Green Food” designation, which tends to be more expensive than products without the designation, demand for our products could be affected.

The economic downturn and financial market instability have generally made the business climate more volatile and more costly. One result of the deterioration in the global equity and credit markets is that obtaining any additional debt or equity financing has become more difficult, more costly, and more potentially dilutive to our existing investors. Failure to secure any necessary financing in a timely manner and on favorable terms could have a material adverse effect on our growth strategy and require us to delay or abandon our expansion plans.

Inflation In The PRC Could Negatively Affect Our Profitability And Growth.

A resumption of the rapid economic growth experienced in the PRC prior to the global economic downturn can lead to growth in the money supply and rising inflation. In reaction to inflationary pressures, the PRC government has imposed controls in the past on bank credits, limits on loans for fixed assets, restrictions on state bank lending, and restrictions on funds flowing into the PRC. Such policies can potentially lead to a slowing of economic growth. In addition, in October 2004, the People’s Bank of China, the PRC’s central bank, raised interest rates for the first time in nearly a decade and indicated in a statement that the measure was prompted by inflationary concerns in the domestic economy. Future rises in interest rates by the central bank would likely slow economic activity in China which could, in turn, materially increase our costs and also reduce demand for our products.

PRC Governmental Control Of Currency Conversion May Affect Our Business And Financial Results.

The PRC government imposes controls on the convertibility of Renminbi (RMB) into foreign currencies and, in certain cases, the remittance of currency out of the PRC. We receive substantially all of our revenues in RMB, which is currently not a freely convertible currency. Shortages in the availability of foreign currency may restrict our ability to remit sufficient foreign currency to pay dividends, or otherwise satisfy foreign currency denominated obligations. Under existing PRC foreign exchange regulations, payments of current account items and certain expenditures can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange (SAFE) by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay expenses generally above $30,000, and for return of capital. The procedure followed by the Company for remitting currency out of the PRC is as follows: (i) the Company submits a fund remittance application to SAFE for approval, (ii) upon receipt of the approval document from SAFE, the Company submits the SAFE approval document to the bank at which the Company maintains a foreign exchange account, and (iii) the bank then processes the transfer.  Approval is not required for ordinary and reasonable business expenditures less than $30,000.  For amounts greater than $30,000, the factors considered in granting approval include the purpose and amount of the transfer.  In the event that the Company is not permitted to remit funds out of the PRC due to SAFE restrictions, the Company’s ability to meet its payment obligations to its service providers and creditors may be affected.

The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay certain expenses as they come due.

We Rely Principally On Dividends And Other Distributions Paid By Our Operating Subsidiary To Fund Any Cash And Financing Requirements We May Have, And Any Limitation On The Ability Of Our Operating Subsidiary To Pay Dividends To Us And Ultimately To Our Shareholders Could Have A Material Adverse Effect On Our Ability To Conduct Our Business.

We are a holding company, and we rely principally on dividends and other distributions paid by our operating subsidiary for our cash requirements, including the funds necessary to service any debt we may incur.  If our operating subsidiary incurs its own debt in the future, the instrument governing the debt may restrict its ability to pay dividends or make other distributions to us and ultimately to our shareholders.  In addition, the PRC tax authorities may require us to adjust our taxable income under the contractual arrangement our management company and operating subsidiary currently have in place in a manner that would materially and adversely affect the operating subsidiary’s ability to pay dividends and other distributions to us and, ultimately, our shareholders.

Furthermore, relevant PRC laws, rules and regulations permit our operating subsidiary to pay dividends to the Company only out of its accumulated profits, if any, determined in accordance with Chinese accounting standards and regulations.  In addition, our operating subsidiary is required to set aside 10% of its after-tax profits each year, if any, to fund a statutory reserve until such reserve reaches 50% of its registered capital.  These reserves are not distributable as cash dividends.

Due to our operating company’s agricultural industry status, the National Tax Bureau in Xi’an High-Tech Development Zone has granted the company exemptions from the enterprise income taxes on dividends derived by foreign investors from foreign invested enterprises since 2006.  Each year the Company must re-apply for exemption status.  There can be no assurance that the exemption will be granted in future years.  Any significant increase of the tax rate applicable to our operating subsidiary, any imposition of withholding tax on dividends payable by our operating subsidiary to us, or any PRC tax on our global income as a “resident enterprise” could have a material adverse effect on our financial condition, results of operations and our ability to pay dividends to shareholders in the future.

Any limitation on our operating subsidiary’s ability to pay dividends or make other distributions to us and ultimately to our shareholders could materially and adversely limit our ability to grow, make investments or acquisitions that could be beneficial to our business, or otherwise fund and conduct our business.

The Fluctuation Of The RMB Against The U.S. Dollar May Affect Our Operating Results And Financial Condition.

The value of the RMB against the U.S. Dollar and other currencies fluctuates and is affected by, among other things, changes in the PRC’s political and economic conditions. As we rely entirely on revenues earned in the PRC, any significant revaluation of the RMB may materially and adversely affect our cash flows, revenues and financial condition. For example, to the extent that we need to convert U.S. Dollars we receive from an offering of our securities into RMB, appreciation of the RMB against the U.S. Dollar would reduce the amount of RMB we receive upon conversion. Conversely, if we need to convert RMB into U.S. Dollars and the U.S. Dollar appreciates against the RMB, the U.S. Dollar equivalent of the RMB we convert would be reduced. In addition, the depreciation of significant U.S. Dollar denominated assets could result in a charge to our income statement and a reduction in the value of these assets.

In July, 2005, the PRC government changed its policy of pegging the value of the RMB to the U.S. Dollar. Under the new policy, the RMB is permitted to fluctuate against a basket of certain foreign currencies. While the international reaction to the RMB revaluation has generally been positive, there remains significant international pressure on the PRC government to adopt an even more flexible currency policy, which could result in a further and more significant fluctuation of the value of the RMB against the U.S. Dollar.

Because Our Principal Assets Are Located Outside Of The U.S. And Most Of Our Directors And Officers Reside Outside Of The U.S., It May Be Difficult To Pursue Legal Action Against The Company And Its Directors And Officers.

Our operating subsidiary is located in the PRC and substantially all of its assets are located in the PRC. In addition, most of our directors and officers reside in the PRC. It may therefore be difficult for investors in the U.S. to enforce their legal rights based on the civil liability provisions of the U.S. Federal securities laws against us in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the U.S. and the PRC would permit effective enforcement against us or our officers and directors of criminal penalties under U.S. laws or otherwise.

Lack Of Bank Deposit Insurance In The PRC Puts Our Cash Reserves At Risk Of Loss.

We maintain bank accounts in China whose balances are not insured and are not protected by FDIC insurance or other insurance. As of June 30, 2009, we held the equivalent of approximately $8,883,000 in US dollars in bank accounts in China. If a Chinese bank holding our funds were to experience insolvency or closure, it may not permit us to withdraw our funds which would result in a loss of such funds and a reduction of our net assets.

RISKS RELATED TO OUR COMMON STOCK:

The Trading Market For Our Common Stock is Relatively Illiquid And The Market Price Of Our Common Stock Has Been And Will Likely Continue To Be Volatile.

There is relatively low trading volume in our common stock, and the price of our common stock has and is likely to continue to fluctuate significantly. These circumstances may make it difficult for shareholders to sell shares of our common stock when desired or at attractive prices. During 2008, the trading price of our common stock as quoted on the OTC Bulletin Board ranged from a low of $0.10 per share to a high of $1.50 per share. As of the date of this prospectus, in 2009, the trading price of our common stock ranged from a low of $0.10 per share to a high of $1.01 per share.

The price for our common stock may fluctuate in response to a number of events and factors, including but not limited to: quarterly variations in our operating results; announcements of technological innovations or new products by us or our competitors; the operating and stock price performance of other companies that investors may deem comparable to us, including companies with business activities in the PRC; news reports relating to trends in our markets or general economic conditions. Additionally, volatility or a lack of positive performance in our stock price may adversely affect our ability to retain key employees.

In addition, there is no guarantee that our common stock will remain quoted on the OTC Bulletin Board. If our common stock does not remain quoted on the OTC Bulletin Board, it would become even more difficult to sell when desired or at attractive prices.

The Number Of Shares Of Common Stock Available For Resale And Issuable Upon Conversion Or Exercise Of Our Notes And Warrants May Adversely Affect The Price Of Our Common Stock.

On April 22, 2006, we issued 5,389,221 shares of our common stock (approximately 10,950,897 shares after giving effect to our forward stock split on October 31, 2006) as consideration for the Management Agreement with Xinsheng. Of this amount, 9,099,749 shares are presently held in a trust and can be released from the trust and are eligible for resale pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended.

As indicated in Note 11 to the Consolidated Financial Statements for the year ended December 31, 2008 included herein, we have 1,887,580 common stock purchase warrants outstanding with exercise prices ranging from $1.00 to $2.00. Of these warrants, 1,269,600 shares of our common stock issuable upon exercise of the warrants may be sold under Rule 144 beginning six months after exercise and 617,980 shares of our common stock issuable upon exercise of the warrants may be sold pursuant to this prospectus.  In addition, we have convertible notes outstanding in an aggregate principal amount of $500,000, which are convertible into up to 1,000,000 shares of common stock at a conversion price of $0.50 per share. Some of the shares of our common stock issuable upon conversion of the notes may be sold pursuant to this prospectus upon conversion.

The exercise of the warrants by the warrant holders and the conversion of the notes by the note holders would have a dilutive effect on our existing shareholders. In addition, the number of shares of common stock available for resale by the Xinsheng shareholders, as well as the number of shares issuable upon conversion of our outstanding notes or exercise of our outstanding warrants may adversely affect the price of our common stock and may make it more difficult for us to raise additional capital on favorable terms.

Our Common Stock Falls Within The Definition Of Penny Stock.

The SEC has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share. Our common stock falls within the definition of penny stock and accordingly is subject to rules that impose additional sales practice requirements on broker-dealers who sell such securities.

Before a broker-dealer can sell a penny stock, SEC rules require the firm to first approve the customer for the transaction and receive from the customer a written agreement to the transaction. The firm must furnish the customer a document describing the risks of investing in penny stocks. The firm must tell the customer the current market quotation, if any, for the penny stock and the compensation the firm and its broker will receive for the trade. Finally, the firm must send monthly account statements showing the market value of each penny stock held in the customer’s account.

Consequently, the “penny stock” rules may restrict the ability of broker-dealers to sell our common stock and may affect the ability of investors to sell their common stock in the secondary market.

We Are Authorized To Issue 4,900,000 Shares Of An “Undesignated” Class Of Stock Which May Adversely Affect The Voting Power Or Other Rights Of The Holders Of Common Stock.

Our certificate of incorporation authorizes our board of directors to designate and issue one or more series of preferred stock, having rights and preferences as the board may determine in accordance with Maryland law. Our board of directors is empowered, without stockholder approval, to issue such preferred stock with rights that could adversely affect the voting power or other rights of the holders of our common stock. In addition, the undesignated stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control. As of this date, no shares of the undesignated stock are outstanding and no designation has been made as to any characteristics these shares may have in the future.

We Are Not Likely To Pay Cash Dividends In The Foreseeable Future.

We currently intend to retain any future earnings for use in the operation and expansion of our business. We do not expect to pay any cash dividends in the foreseeable future but will review this policy as circumstances dictate. Should we decide in the future to do so, as a U.S. based holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiary. In addition, our operating subsidiary is subject to restrictions under PRC law on its ability to make distributions to us, including restrictions on the conversion of local currency into U.S. Dollars or other hard currency and other regulatory restrictions.

DESCRIPTION OF BUSINESS

Company History

China Agri-Business, Inc. was incorporated in the State of Maryland on December 7, 2005. On March 24, 2006, China Agri formed Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”) in Xi’an city, the PRC. Meixin is a wholly-owned subsidiary of China Agri and a limited liability company organized under the laws of the PRC. Meixin acts as a management company for our operating business in the PRC, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. (“Xinsheng”), in accordance with the management entrustment agreement described below. Meixin controls all aspects of Xinsheng’s business and management, and is entitled to all proceeds of Xinsheng’s business and obligated to fund its operations. China Agri-Business, Inc. is a holding company with no operations other than acting as a holding company for Meixin and Xinsheng, and raising capital for their operations. China Agri and Meixin do not own any equity rights in Xinsheng.

Xinsheng was founded on April 22, 2002 as a joint stock limited liability company formed under the laws of the PRC. Meixin’s control over Xinsheng was established in the following manner, and in accordance with PRC laws:

On April 18, 2006, Meixin entered into a management entrustment agreement (the “Management Agreement”) with Xinsheng. Under the Management Agreement, Xinsheng and its shareholders entrusted to Meixin its management rights, the rights and powers of its shareholders and board of directors, and the right to receive all of Xinsheng’s profits in exchange for Meixin’s assumption of the obligation to fund all operating losses of Xinsheng.

On April 22, 2006, following a Xinsheng shareholder meeting at which an attorney-in-fact was appointed to represent the Xinsheng shareholders, China Agri entered into a stock purchase agreement with the attorney-in-fact (the “Stock Purchase Agreement”). Pursuant to the Stock Purchase Agreement, China Agri issued an aggregate of 5,389,221 shares (10,950,897 shares after a 2.032-for-1 forward split in October 2006) of common stock to the Xinsheng shareholders in consideration of the execution of the Management Agreement between Xinsheng and Meixin. Pursuant to the Stock Purchase Agreement and a voting trust and escrow agreement (the “Voting Trust and Escrow Agreement”) entered into by the parties in connection with the Stock Purchase Agreement, these shares were issued in the name of the trustees for the Xinsheng shareholders, which trustees also act as the escrow and selling agent for the Xinsheng shareholders for the sale of the shares. The trustees are entitled to exercise all rights and powers to vote the shares on behalf of the Xinsheng shareholders. Each shareholder can request the release of his or her shares from the trust. Alternatively, each shareholder can request that the trustees sell the shares on behalf of such shareholder and remit the proceeds to such shareholder. The entry into the Management Agreement, the Stock Purchase Agreement and the Voting Trust and Escrow Agreement, and the appointment of the attorney-in-fact, were approved by the Xinsheng shareholders at a meeting held on April 10, 2006, in accordance with PRC Company Law.  The issuance of China Agri stock to Xinsheng shareholders was made in reliance on the exemptions from registration under the Securities Act of 1933 provided by Regulation S and/or Section (4)(2).

The following diagram sets forth the current corporate structure of the Company:

China Agri-Business, Inc.
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100% ownership
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Mei Xin Agri Technology (Shaanxi) Co., Ltd.	Contractual Relationship (Management Entrustment Agreement)	Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd.

At present, neither China Agri-Business nor Meixin have any existing or planned business activities other than acting as a holding company and management company, respectively, for Xinsheng. However, these plans are subject to change in the future.

Overview of Business

Xinsheng began producing agricultural application products in 2004. Our business is concentrated in the growing “Green Food” market in the PRC. Xinsheng manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the PRC. Crops grown with our products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC (However, our products themselves do not bear the “AA green food” designation).

The executive offices of China Agri-Business in the United States are located at 11 East 86th Street, New York, New York 10028. China Agri’s telephone number in the United States is (212) 348-5600. Xinsheng is located outside of the city of Xi-an in the Shaanxi Province of the PRC. Xinsheng’s address is Finance Plaza, 9th Floor, Hi-Tech Road No. 42, Hi-Tech Industrial Development Zone, Xi-An, China 710068. Xinsheng’s telephone number is 011-86-29-88222938.

Our Organic Biochemical Agricultural Application Products

We manufacture and market the following organic biochemical agricultural application products. Our products are designed to be environmentally friendly, as explained in further detail below. Within the following five product categories, we produce more than 50 different agricultural application products.

Product Brand Name	Description and Functionality	Plant Suitability	Price*
Xinsheng Luyuan	A line of fertilizer product whose primary function is to increase agricultural production.	Wheat, Rice, Maize, Tobacco, Cotton, Melons and various other fruits and vegetables.	$61.49/Box
Xinsheng Lufeng	A line of organic soil amendment products whose primary function is as a bactericide.	Tomatoes and Apples.	$38.65/Box
Xinsheng Huang-jin-gai	A line of amino acid fertilizer products designed to help crops absorb calcium and to improve their overall quality.	Tomatoes and Apples.	$32.21/Box
Xinsheng Jia-tian-xia	A line of humic acid fertilizer products designed improve the overall quality of crops	Maize, Cotton, Apples, Tomatoes, Watermelon, and various other fruits and melons.	$32.21/Box
Xinsheng Bai-le	A line of amino acid fertilizer products designed to provide supplementary micro-nutrients to crops and to help crops grow with balanced nutrition.	Maize, Cotton, Apples, Tomatoes, Watermelon, and various other fruits & melons.	$26.35/Box

*
Based on the rounded currency exchange rate in effect as of August 18, 2009 ($1 = RMB6.83). A standard box contains various bottles and bags of the product. The price per box may vary depending on the contents of the box.

*
Based on the rounded currency exchange rate in effect as of August 18, 2009 ($1 = RMB6.83). A standard box contains various bottles and bags of the product. The price per box may vary depending on the contents of the box.

Our agricultural application products are made of a chemical polymer combined with active potassium, organic nitrogen and 20 other ingredients, including chitosan. The key raw material for our products is chitosan, which consists primarily of polysaccharides extracted from the shells of crustaceans, such as crabs and shrimp, and mixed with active calcium. Because each of our products are designed to minimize harm to the environment, use of our products contributes to the production of healthy and environmentally friendly crops.

Studies performed by our research and development personnel indicate that nitrogen, phosphorus, potassium and other potentially environmentally harmful nutrients in traditional chemical fertilizers tend to become soluble in the presence of water, which can lead to potentially harmful runoff when it rains. Our products, which contain chitosan, are designed to release nutrients into the soil at a slower rate, making them less likely to be leached from the soil by rainwater. The retention of these nutrients improves the effects of both naturally-occurring and applied nutrients and fertilizers. Our chitosan based products are also designed to build soil structure, which allows more air to reach plant roots and increases the soil’s ability to retain water, resulting in healthier crops. Our products also use chitosan to provide nutrients used by soil microorganisms, which in turn make mineral nutrients available to plants.

Our agricultural application products are produced and sold in two types of packaging: (i) polyethylene bottles that are 12 centimeters in height and 5.8 centimeters in diameter and have a net weight of 200 grams and (ii) bags that are 11 centimeters in length and 8.4 centimeters in width and have a net weight of 20 grams.

The raw materials used in the production of our products are generally available from local suppliers and accordingly we do not have any long term supply contracts.

The principal advantages of our agricultural application products include their quality and their potential to reduce farmers’ costs. In addition, our proprietary blending methods allow our products to mix readily with water so that they can be sprayed onto crops. This permits our products to be applied consistently over large areas. Higher yields mean that farmers can plant less and therefore decrease their costs. We believe our products can ultimately increase plant growth by up to 20%. These estimates are based on our own testing and on field trial reports issued by the following three independent land and fertilizer working stations in China, for the years of 2005 and 2004 (collectively the “Field Trial Reports”): Shaanxi Chunhua County Land and Fertilizer Working Station, Shaanxi Province Land and Fertilizer Working Station and Shaanxi Province Yangling Zone Land and Fertilizer Working Station.

In addition, we offer agricultural application products that contain, in addition to growth-promoting compounds, both bactericides and pesticides. These products are cost effective because they eliminate the need to purchase  separate pesticides and bactericides.

Manufacturing Capacity

As of June 30, 2009, Xinsheng’s manufacturing capacity is approximately 540 tons per year.  Xinsheng has the ability to increase its manufacturing capacity to approximately 700 tons per year through the use of the facilities of third party contract manufacturers.  Xinsheng’s manufacturing output is primarily order driven. Accordingly, Xinsheng uses the facilities contract manufacturers on an as needed basis, when orders exceed capacity. Xinsheng’s employees are present to oversee the manufacturing process when facilities of contract manufacturers are used.

The PRC’s “Green Food” Industry

By the late 1980s, in an effort to produce more food, the PRC had reached a point where its farmers were relying heavily on the use of fertilizers and pesticides. This reliance on fertilizers and pesticides, including the use of environmentally harmful fertilizers and pesticides, led to the sale of products with dangerous and high concentrations of harmful chemicals. In addition to creating a dangerous situation for domestic consumers, it also created problems for the PRC’s food exporters which, in many cases, were barred from exporting to countries with minimum acceptable standards for pesticide and chemical use.

In 1990, the PRC Ministry of Agriculture began to encourage the production of “Green Food”, which is food that is deemed safe, free from pollutants and harmful chemicals, and of good quality. In 1992, the PRC Ministry of Agriculture established the China Green Food Development Center to oversee food quality and the development and management of Green Food at the national and provincial level in the PRC. In 1993, the Ministry of Agriculture established regulations on the use of Green Food labeling. In 1996, an identifying trademark for Green Food was registered in the PRC and put into use. More information regarding the China Green Food Development Center, including the green food regulatory and authentication process, is available at the Center’s website at http://www.greenfood.org.cn/sites/GREENFOOD/. The contents of this website are not otherwise incorporated by reference herein.

According to the China Green Food Development Center website, China’s Green Food industry experienced a rapid growth period from 1997 to 2007. For example, from 2002 to 2007, certified Green Food products and Green Food production enterprises increased at a rate of 21.8% and 30.8% per year, respectively. By the end of October 2008, there were 17,647 Green Food products and 6,160 Green Food production enterprises in China. Approximately 9.4 million hectares, or 7.2% of the total farm land in China, is used in the production of Green Food.

Seasonality

Our business is seasonal and order driven. Accordingly we experience seasonal fluctuations in our revenues and our operating costs.

Generally, our sales peak occurs at the beginning of the planting season, which generally occurs during the period from March though June. Our sales are typically the lowest in the period from December through January and are relatively stable for the rest of the year.

Adverse weather conditions and other natural disasters may affect our customers’ planting activities and therefor reduce demand for our products. For example, our business was negatively impacted during 2008 by the following events: (i) severe winter weather conditions that existed in China during the end of January and early February, (ii) the major earth quake on May 12, 2008 whose epicenter was located in Sichuan province, and (iii) widespread flooding in the central and southern parts of China in May and June, including the Hunan and Hubei provinces.

Employees

Xinsheng has approximately 102 employees, including 42 who are engaged in sales and marketing activities. Approximately half of our employees are full-time employees and the remaining half are part-time or seasonal employees.

Sales and Marketing

We have traditionally sold our products through wholesale and retail distributors. In order to market our products, we advertise in newspapers, including national publications. We have also utilized a limited amount of television advertising, and distributed brochures, company profiles and promotional videos to farmers. We also offer free field trials to potential customers for the purpose of comparing plantings that have applied our products to plantings that have not. We believe that potential customers are more inclined to purchase our products after seeing the comparison results. We have a marketing team comprised of approximately 60 people who demonstrate to our dealers and our direct customers the correct methods of using our products, and who help address issues that arise for our dealers and customers in using our products and collect feedback from them.

As of June 30, 2009, we have established relationships with approximately 90 wholesale distributors. Our products are sold in approximately 503 stores located in 12 provinces in the PRC.

During 2008 we launched a new sales and marketing initiative “New Agriculture-Generator” designed to expand our distribution network directly in the rural areas of China.  The purpose of the campaign is to establish a closer relationship with farmers through agricultural cooperatives located throughout the rural areas of China. One component of this initiative is called the “Super Chain Sales Partner Program”, whereby the Company agrees to provide a $3,000 advance payment to participating retailers in exchange for their commitment to purchase and sell approximately $14,000 worth of the Company’s products per year. Each participating retailer must also agree not to sell any competing products.

Another component of this initiative is to establish, in conjunction with participating retailers, a membership system that would enable the Company to measure and monitor the use of its products by farmers and to improve the Company’s efforts to provide training and other support services to farmers.

As of June 30, 2009, approximately 61 retailers in Shaanxi province and approximately 42 retailers in Hunan province have participated in the “Super Chain Sales Partner Program”. However, there is no assurance that the “New Agriculture-Generator” campaign or “Super Chain Sales Partner Program” will be successful.

Government Regulation

Fertilizer Registration Certificates

In the PRC, producers of fertilizer and related products must obtain a government approval known as a fertilizer registration certificate. Accordingly, we have obtained temporary registration certificates from the PRC’s Ministry of Agriculture for each of our primary products. The certificates authorize us to manufacture and distribute our agricultural application products in the PRC. The term of a temporary fertilizer registration certificate is one (1) year, subject to annual renewal. There is no assurance that the certificates will be renewed.

The Company’s prior application for a permanent fertilizer registration certificate was not accepted because the PRC government had not yet established standards for the Company’s products. The PRC government has since established standards for the following three of the Company’s five products: Xinsheng Huang-jin-gai, a line of amino acid fertilizer products, Xinsheng Bai-le, a line of amino acid fertilizer products, and Xinsheng Jia-tian-xia, a line of humic acid fertilizer.  The temporary certificates for these products are eligible for permanent certificates after three years. The Company will seek to obtain permanent certificates for these products as soon as the Company is eligible.  Permanent certificates are also required to be renewed annually.  This renewal process is only a formality.  The Company will be eligible on October 31, 2011 for Xinsheng Huang-jin-gai, October 31, 2011 for Xinsheng Bai-le, and December 31, 2011 for Xinsheng Jia-tian-xia.  In the meantime, the Company will continue to apply annually for temporary certificates. Other than the term of the certificate, there is no difference in the restrictions applied to temporary certificate holders and permanent certificate holders.

Registration No.	Trademark/Product Name	Expiration Date
No. (2004) 1485	Xinsheng Luyuan	September 2009
No. (2004) 1542	Xinsheng Lufeng	October 2009
No. (2007) 2968	Xinsheng Huang-jin-gai	December 2009
No. (2007) 2969	Xinsheng Bai-le	December 2009
No. (2007) 2970	Xinsheng Jia-tian-xia	December 2009

China Green Food Development Center “Green Food” Certification

Although the Company does not produce “Green Food” products, crops grown by farmers with the use of our products may qualify for the “AA green food” designation in the PRC. The green food rating system, which consists of an “A” rating and a more stringent “AA” rating, is overseen by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC. The “AA” rating indicates that the crops contain minimal chemical residue from fertilizers. While crops grown using our products may qualify for the “AA green food” designation, our products themselves do not bear the “AA green food” designation.  We do not incur additional costs in producing products that allow farmers crops to qualify for the “AA green food” designation.

While we believe that we maintain all requisite licenses and permits and are in compliance with all applicable regulations, we may not be able to maintain all requisite licenses and permits and remain in compliance with all applicable regulations. Any failure to satisfy those and other regulatory requirements could have a material adverse effect on our financial condition and results of operations.

Competition

The industry in which we operate is highly competitive. We compete largely on the basis of the quality of our products, which results from our processing and combining raw materials properly. Each of our five product categories has a different blending process and combination of ingredients.

We consider the following companies to be among our primary competitors:

Company Name	Location within PRC
Weifang Xinde Bio-tech Co., Ltd.	Shandong Province
Shaanxi Haide’er Bio-tech Co., Ltd.	Shaanxi Province
Weifang Hengsheng Bio-tech Co., Ltd.	Shandong Province
Zhejiang Lanhai Bio-engineering Co., Ltd.	Zhejiang Province
Aiwo Beijing Agricultural Technology Co., Ltd.	Beijing City
China Green Agriculture, Inc.	Shaanxi Province
Shandong Dongyan Kefeng Bio-tech Co., Ltd.	Shangdong Province
Shandong Tianda Bio-tech Co., Ltd.	Shangdong Province
Guangxi Beihai Guofa Bio-tech Co., Ltd.	Guangxi Province

Intellectual Property

Trademarks

We own the rights to the following registered trademarks in the PRC, which we use in our business and which appear on our product packaging. We do not own the rights to any registered trademarks in the United States.

Trademark	Registration Number	Expiration Date
Xinsheng Shi ji	3412688	July 2014
Xinsheng Luyuan	4734942	September 2015
Xinsheng Lufeng	4734940	September 2015
Xinsheng Huang-jin-gai	6213163	August 2022
Xinsheng Bai-le	6212924	August 2022
Xinsheng Jia-tian-xia	6213164	August 2022
New Agriculture - Generator	6952690	September 2023

Patents

We own the rights to one patent  in the PRC for “Zero-tillage Fertilizing Equipment” (PRC Patent Number: 330398), which is a type of seeding machine, the use of which prevents soil erosion. We do not currently use this patent or the Zero-tillage Fertilizing Equipment in our business. We have not yet determined whether and when this patent may be utilized in our business. We do not own the rights to any patents in the United States.

Research and Development

We have a research and development team consisting of six full time employees and five consultants. This team is responsible for formulating our organic biochemical agricultural application products and developing new products.

We have spent approximately $5,578 and $8,947 and $6,393 on research and development for the six months ended June 30, 2009 and the years ended December 31, 2007 and 2008, respectively.

DESCRIPTION OF PROPERTY

There is no private land ownership in PRC. Land in the PRC is owned by the government and cannot be sold to any individual or entity. Instead, the government grants or allocates landholders a “land use right,” which is sometimes referred to informally as land ownership. Land use rights are granted for specific purposes and for limited periods. Each period may be renewed at the expiration of the initial and any subsequent terms. Granted land use rights are transferable and may be used as security for borrowings and other obligations. Generally speaking, there are four primary ways of obtaining land use rights in the PRC:

•	Grant of the right to use land;

•	Assignment of the right to use land;

•	Lease of the right to use land; and

•	Allocated land use rights.

Xinsheng does not own any land use rights.

As of June 30, 2009, Xinsheng owns its manufacturing machinery and office equipment, valued at cost of RMB 504,399 (approximately $73,845) and vehicles, valued at cost of RMB 1,522,087 (approximately $222,834) based on the exchange rate in effect as of June 30, 2009.

Xinsheng leases its office space (approximately 7,300 square feet) at the Finance Plaza 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone in Xi’an, Shaan Xi Province, for an annual rent of RMB 366,390 (approximately $53,700) from Shaanxi Heng Xing Property Management Co., Ltd. The term of the lease is three years and expires on March 31, 2011.

Xinsheng leases its operating and testing space (approximately 2,600 square feet), located at the Xi’an Vegetable Research Institute, 2 Ouyan Road, Xian, Shaanxi, China, for an annual rent of RMB 38,500 (approximately $5,640). The lease expires on March 31, 2010.

Xinsheng leases its manufacturing space (approximately 22,600 square feet), located at Sanyuan Cotton Company, 16 Shihua Road, Chemistry District, Sanyuan County, Shaanxi Province, for an annual rent of RMB 90,000 (approximately $13,190). The lease expires on December 31, 2010.

China Agri’s executive offices in the United States are located at 11 East 86th Street, New York, New York 10028. Michael Segal, one of our directors, allows us to use the space rent free.

We believe that our facilities are suitable for our current operations. However, our expansion plans contemplate the need for additional space as we increase production.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the Consolidated Financial Statements and notes thereto included herein. All information presented herein is based on the Company’s fiscal calendar. Unless otherwise stated, references in this report to particular years or quarters refer to the Company’s fiscal years ended in December and the associated quarters of those fiscal years. The Company assumes no obligation to revise or update any forward-looking statements for any reason, except as required by law.

Results of Operations

Three Months Ended June 30, 2009 as compared to Three Months Ended June 30, 2008

Comparison of Gross Profit for the Quarter Ended June 30, 2009 and 2008

	Three Months Ended June 30,
	2009	2008
Sales	$703,875	$1,182,746
Cost of Goods Sold	188,652	354,986
Gross Profit	$515,223	$827,760
Gross Profit Margin	73.20%	69.99%

Sales

Sales for the three months ended June 30, 2009 totaled $703,875, a decrease of $478,871, or 40% as compared to sales of $1,182,746 for the same quarter ended June 30, 2008. The year over year decrease in sales was attributable to the continued negative impact of severe weather conditions in China during 2008. The farmers in the disaster affected areas are reluctant to buy organic fertilizer due to poor income in 2008. We expect that our sales in the disasters affected areas  will continue to be negatively impacted through the remainder of 2009.

During 2008 we launched a new sales and marketing initiative “New Agriculture-Generator” designed to expand our distribution network directly in the rural areas of China.  The purpose of the campaign is to establish a closer relationship with farmers through agricultural cooperatives located throughout the rural areas of China. One component of this initiative is called the “Super Chain Sales Partner Program”. As of June 30, 2009, approximately 61 retailers in Shaanxi province and approximately 42 retailers in Hunan province have participated in the “Super Chain Sales Partner Program”. Total sales to these Super Chain Stores were approximately $128,385 during the three months ended June 30,  2009.

Cost of Goods Sold,  Gross Profit and Gross Profit Margin

Cost of goods sold for the three months ended June 30, 2009 totaled $188,652, a decrease of $166,334, or  43% as compared to cost of goods sold of $354,986 for the same quarter ended June 30, 2008. The decrease in cost of goods sold was in line with  the decrease in sales.

Gross profit for the three months ended June 30,  2009 was $515,223, a decrease of $312,537, or 38%, as compared to gross profit of $827,760 for the same quarter of 2008. The decrease in gross profit was also attributable to the decrease in sales.

Gross profit margin, which is measured as the ratio of gross profit to sales, was 73.20% for the three months ended June 30,  2009, an increase of 3.21 percentage points as compared to 69.99% for the quarter ended June 30, 2008.  The increase in sales prices since April 2008 was the major contribution to the improvement of gross margin. In addition, we sold more products in the foreign provinces during the three months ended June 30, 2009 than during the three months ended March 31, 2009. The prices of products sold in foreign provinces are higher than the prices in our domestic province.

Comparison of Net Income for the Three Months Ended June 30, 2009 and 2008

	Three Months Ended June 30,
	2009	2008

Gross Profit	$515,223	$827,760

Selling and marketing	94,524	37,358
Professional fees	31,663	36,046
Depreciation and amortization expenses	11,878	16,357
Other general and administrative expenses	80,729	67,724
Total selling, general and administrative expenses	218,794	157,485

Income from operations	296,429	670,275
Interest expense	(55,807)	-
Interest income	6,279	6,608
Net Income	$246,901	$676,883

Selling and Marketing Expenses

Selling and marketing expenses were $94,524 for the three months ended June 30, 2009, an increase of $57,166, or 153%, as compared to $37,358 for the three months ended June 30, 2008. The increase in selling and marketing expenses was primarily attributable to the implementation of our “Super Chain Sales Partner Program” sales and marketing initiative.

Other General and Administrative Expenses

Other general and administrative expenses generally consist of: wages and related benefits, rent and utility expenses, office expenses, bad debt expense, director fees, and travel and miscellaneous expenses. Other general and administrative expenses were $80,729 for the quarter ended June 30, 2009, an increase of $13,005, or 19%, as compared to $67,724 for the quarter ended June 30, 2008. Higher other general and administrative expenses in the second quarter of 2009 were primarily attributable to the increase of rental and utilities expenses and research and development expenses.

Interest expense

Interest expense increased by $55,807, which represents amortization of deferred financing costs of $26,820, amortization of fair value of warrants of $18,952, amortization of beneficial conversion feature of $6,285 and accrued loan interest of $3,750. These expenses relate to the convertible notes issued in September 2008.

Net income

Net income for the quarter ended June 30, 2009 was $246,901, a decrease of 64%, or $429,982, as compared to net income of $676,883 for the quarter ended June 30, 2008. The decrease in net income was primarily due to the decrease in sales, the increase in selling and marketing expenditures and the increase in non cash interest expense, as explained above.

Six Months Ended June 30, 2009 as compared to Six Months Ended June 30, 2008

Comparison of Gross Profit for the Six Months Ended June 30, 2009 and 2008

	Six Months Ended June 30,
	2009	2008
Sales	$1,173,447	$1,522,190
Cost of Goods Sold	334,894	458,577
Gross Profit	$838,553	$1,063,613
Gross Profit Margin	71.46%	69.87%

Sales

Sales for the six months ended June 30, 2009 totaled $1,173,447, a decrease of $348,743, or 23% as compared to sales of $1,522,190 for the six months ended June 30, 2008. The year over year decrease in sales was attributable to the continued negative impact of severe weather conditions in China during 2008. The farmers in the disaster affected areas are reluctant to buy organic fertilizer due to poor income in 2008. We expect that our sales in the disasters affected areas  will continue to be negatively impacted through the remainder of 2009.

During 2008 we launched a new sales and marketing initiative “New Agriculture-Generator” designed to expand our distribution network directly in the rural areas of China.  The purpose of the campaign is to establish a closer relationship with farmers through agricultural cooperatives located throughout the rural areas of China. One component of this initiative is called the “Super Chain Sales Partner Program”. As of June 30, 2009, approximately 61 retailers in Shaanxi province and approximately 42 retailers in Hunan province have participated in the “Super Chain Sales Partner Program”. Total sales to these Super Chain Stores were approximately $154,414 during the six months ended June 30,  2009.

Cost of Goods Sold,  Gross Profit and Gross Profit Margin

Cost of goods sold for the six months ended June 30,  2009 totaled $334,894, a decrease of $123,683, or  27% as compared to cost of goods sold of $458,577 for the six months ended June 30, 2008. The decrease in cost of goods sold was in line with  the decrease in sales.

Gross profit for the six months ended June 30,  2009 was $838,553, a decrease of $225,060, or 21%, as compared to gross profit of $1,063,613 for the six months of 2008. The decrease in gross profit was also attributable to the decrease in sales.

Gross profit margin, which is measured as the ratio of gross profit to sales, was 71.46% for the six months ended June 30,  2009, an increase of 1.59 percentage points as compared to 69.87% for the six months ended June 30, 2008.  The increase in sales prices since April 2008 was the major contribution to the improvement of gross margin.

Comparison of Net Income for the Six Months Ended June 30, 2009 and 2008

	Six Months Ended June 30,
	2009	2008

Gross Profit	$838,553	$1,063,613

Selling and marketing	150,924	81,571
Professional fees	60,663	65,046
Depreciation and amortization expenses	23,721	32,527
Other general and administrative expenses	147,837	102,775
Total selling, general and administrative expenses	383,145	281,919

Income from operations	455,408	781,694
Interest expense	(112,389)	-
Interest income	10,798	11,517
Net Income	$353,817	$793,211

Selling and Marketing Expenses

Selling and marketing expenses were $150,924 for the six months ended June 30, 2009, an increase of $69,353, or 85%, as compared to $81,571 for the six months ended June 30, 2008. The increase in selling and marketing expenses was primarily attributable to the implementation of our “Super Chain Sales Partner Program” sales and marketing initiative.

Other General and Administrative Expenses

Other general and administrative expenses generally consist of: wages and related benefits, rent and utility expenses, office expenses, bad debt expense, director fees, and travel and miscellaneous expenses. Other general and administrative expenses were $147,837 for the six months ended June 30, 2009, an increase of $45,062, or 44%, as compared to $102,775 for the six months ended June 30, 2008. Higher other general and administrative expenses in the six months ended June 30, 2009 were primarily attributable to the increase of rental and utilities expenses and research and development expenses.

Interest expense

Interest expense increased by $112,389, which represented amortization of deferred financing costs of $54,194, amortization of fair value of warrants of $38,070, amortization of beneficial conversion feature of $12,625 and accrued loan interest of $7,500. These expenses were related to the convertible notes issued in September 2008.

Net income

Net income for the six months ended June 30, 2009 was $353,817, a decrease of 55%, or $439,394, as compared to net income of $793,211 for the six months ended June 30, 2008. The decrease in net income was primarily due to the decrease in sales, the increase in selling and marketing expenditures and the increase in non cash interest expense, as explained above.

Year Ended December 31, 2008 as compared to Year Ended December 31, 2007

	2008	2007
Sales	$2,922,385	$3,037,414
Cost of Goods Sold	817,472	964,961
Gross Profit	$2,104,913	$2,072,453
Gross Profit Margin	72.03%	68.23%

Sales

Sales for the year ended December 31, 2008 totaled $2,922,385, a decrease of $115,029, or 3.8% as compared to sales of $3,037,414 for the year ended December 31, 2007. Our sales in 2008 were adversely affected by the following natural and weather related disasters that occurred in China in 2008: (i) severe winter weather conditions during the end of January and early February, (ii) the major earth quake on May 12, 2008 whose epicenter was located in Sichuan province, and (iii) widespread flooding in the central and southern regions in May and June, including the Hunan and Hubei provinces. Our sales in the affected areas declined significantly, and in some instance were non existent. We expect lower sales in the disaster areas to continue at least through the first quarter of 2009, and possibly beyond.

In 2008, approximately 45% of our sales were in Shaanxi province, 10% of our sales were in Hunan province, and 8% of our sales were in Hebei province. Our products are also sold in the following provinces in the PRC: Sichuan, Anhui, Jiangsu, Henan, Shanxi, Jiangxi and Shandong.

During the fourth quarter of 2008, we launched sales and marketing initiative called “New Agriculture-Generator”, which is designed to expand our distribution network in the PRC (a description of this initiative is set forth in Item 1. Business, above)

In addition, we continue to seek opportunities to produce fertilizer products for third parties in order to fully utilize our manufacturing facilities and as a means of generating additional revenue. However, we have not  yet produced any products for third parties.

Gross Profit and Gross Profit Margin

Gross profit for the year ended December 31, 2008 was $2,104,913, an increase of $32,460, or 1.6%, as compared to gross profit of $2,072,453 for the year ended December 31, 2007.

Gross profit margin rate for the year ended December 31, 2008 was 72.03%, an increase of 3.80 percentage points as compared to the 68.23% for the year ended December 31, 2007.  The improvement in gross margin is primarily attributable to a 5-10% increase in the prices of our products implemented during the second quarter of 2008.

	2008	2007

Gross Profit	$2,104,913	$2,072,453

Selling and marketing	316,272	146,178
Professional fees	174,869	473,809
Depreciation and amortization expenses	60,947	61,793
Other general and administrative	177,190	347,450
Total general and administrative	729,278	1,029,230

Income from operations	1,375,635	1,043,223
Interest expense	(58,403	-
Interest income	28,107	15,659
Net Income	$1,345,339	$1,058,882

Selling and Marketing Expenses

Selling and marketing expenses were $316,272 for the year ended December 31, 2008, an increase of $170,094, or 116%, as compared to $146,178 for the year ended December 31, 2007. The increase in selling and marketing expenses is primarily attributable to the launch of our “New Agriculture-Generator” sales and marketing initiative “Super Chain Sales Partner Program” during the fourth quarter of 2008 (A description of this initiative is set forth in Item 1. Business, above). Approximately $190,000 in expenses were incurred in connection with this initiative during the fourth quarter.

Professional Fees

Professional fees totaled $174,869 for the year ended December 31, 2008, a decrease of $298,940, or 63%, as compared to professional fees of $473,809 for the year ended December 31, 2007. The disparity in professional fees in 2007 as compared to 2008 is attributable to fees incurred in connection with our initial public offering in October 2007.

Other General and Administrative Expense

Other general and administrative expense generally consists of wages and related benefits, rent and utility expenses, office expenses, travel and miscellaneous expenses. The other general and administrative expense was $177,190 for the year ended December 31, 2008, a decrease of $170,260, or 49%, as compared to $347,450 for the year ended December 31, 2007.  Higher other general and administrative expenses in 2007 were primarily attributable to the Company’s initial public offering in October 2007. The disparity in other general and administrative expense in 2007 as compared to 2008 is also attributable to expenses incurred in connection with our initial public offering in October 2007.

Interest expense

Interest expense increased by $58,403, which represents amortization of deferred financing costs of $28,403, amortization of fair value of warrants of $19,713, amortization of beneficial conversion feature of $6,537 and accrued loan interest of $3,750. These expenses relate to the convertible notes issued in September 2008.

Net income

Net income for the year ended December 31, 2008 was $1,345,339, an increase of 27.1%, or $286,457, as compared to net income of $1,058,882 for the year ended December 31, 2007. Consequently, net income as a percentage of sales increase to 46% for the year ended December 31, 2008 from 34.9% for the year ended December 31, 2007. The increase in net income is primarily attributable to higher gross profits, lower professional fees, and lower general and administrative expenses in 2008 relative to 2007.

Liquidity and Capital Resources

As of June 30, 2009, 87% of the Company’s assets consisted of cash and cash equivalents, as compared to 85% as of December 31, 2008. As of June 30, 2009, our cash and cash equivalents amounted to $8,887,933, an increase of $575,297 as compared to $8,312,636 as of December 31, 2008.

Net cash provided by operating activities was $453,712 and $852,705 for the six months ended June 30, 2009 and 2008, respectively.

Net cash provided by investing activities was $131,152 for the six months ended June 30, 2009. The Company received total proceeds of $131,760 from the disposal of unused equipment and product rights in the first quarter of 2009. Cash used in investing activities was $608 and $4,742 for the six months ended June 30, 2009 and 2008, respectively.

Foreign currency translation

Xinsheng’s functional currency is the Chinese Yuan, or Renminbi (“RMB”). The appreciation of the RMB against the U.S. dollar will have a positive effect on our cash position, and vice versa. For the six months ended June 30, 2009, the exchange rate had a negative impact of $9,567 on our cash flows.  By comparison, for the six months ended June 30, 2008, the exchange rate had a positive impact of $406,197 on our cash flows.

Tax-exempt status in the PRC

Xinsheng is subject to a 25% standard enterprise income tax in the PRC. However, due to Xinsheng’s agricultural activities, the National Tax Bureau in Xi’an High-Tech Development Zone has granted Xinsheng annual exemptions from this tax for the years ending December 31, 2007, 2008 and 2009.

For purposes of comparison, had we been subject to the 25% tax, our operating cash flow and net income for the six months ended June 30, 2009 and 2008 would each have been reduced by approximately $144,332 and $210,084, respectively.

Private Placement of Convertible Notes and Warrants

During the third quarter of 2008, we completed the sale of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of common stock to two accredited investors. We received net proceeds of $431,500, which the Company has used to pursue the expansion of its manufacturing and distribution operations and for general working capital purposes.

The notes mature two years from the date of issuance and bear interest at the rate of 3% per annum. The interest is payable annually in cash or, subject to approval of the holder, in shares of common stock. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The notes are convertible at the option of the holder into common stock at a conversion price of $0.50 per share. Accordingly, any conversions of the notes by the note holders would reduce the outstanding principal amount of the notes, which in turn would reduce interest payable on the notes. However, the likelihood of conversion by the note holders is affected by the Company’s stock price relative to the conversion price. The likelihood of conversion is greater if our stock price is at or above the conversion price. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

The series C warrants have a term of three years and are exercisable into shares of common stock on a one to one basis at an exercise price of $1.50 per share. In addition to receiving shares of common stock, upon exercise of a series C warrant, each holder shall be issued a series D warrant to purchase additional shares of common stock in an amount equal to the number of series C warrants exercised. The series D warrants, if issued, shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the warrants. China Agri would receive cash proceeds from the exercise of the series C warrants, as well as from the exercise of the warrants issued to the placement agent. However, as with the notes, the likelihood of exercise by the warrant holders depends upon the Company’s stock price relative to the exercise price. The likelihood of exercise is greater if the stock price is at or above the exercise price. Upon termination of any unexercised Series C warrants, the warrant holders would not receive any series D warrants, any shares underlying the Series C or Series D warrants, or any other securities.

The Company may call for the termination of any unexercised portion of the series C warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

In connection with the Private Placement we entered into registration rights agreements with the investors pursuant to which we have agreed to prepare and file a registration statement with the Securities and Exchange Commission not later than 60 calendar days after the final closing. The registration statement shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement, (i) the warrant shares issuable upon exercise of the Warrants, and (ii) the conversion shares issuable upon conversion of the Notes. On February 13, 2009, the Company filed a registration statement on From S-1. On June 12, 2009, the investors by letter agreement extended the date the Form S-1 is required to become effective to July 31, 2009 before liquidated damages would be required to be paid.  On August 12, 2009, the Company and the investors entered  into a letter agreement extending the date the Form S-1 is required to become effective to September 30, 2009.

In the event that our obligations under the registration rights agreements are not met, we are subject to liquidated damages payments in an amount equal to two percent (2%) of the initial principal amount of the notes per month, subject to a maximum of twenty four percent (24%). If we are required to pay liquidated damages, our net income would be reduced by the amount of the liquidated damages.

In connection with the Private Placement, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent received warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share for a term of three years.

The Company believes that this Private Placement was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) of the Act and/or Regulation D promulgated thereunder.

Sources of Liquidity

We presently do not have any available credit, bank financing or other external sources of liquidity. We believe that our existing cash resources will be sufficient to meet our existing operating requirements for the foreseeable future. However, we are seeking opportunities to expand our manufacturing and distribution capabilities in the PRC that may require an investment beyond our existing cash resources. Accordingly, we expect that we will require additional funding through additional equity and/or debt financings. However, there can be no assurance that  any additional financing will become available to us, and if available, on terms acceptable to us.

The conversion of our outstanding notes and exercise of our outstanding warrants into shares of common stock would have a dilutive effect on our common stock, which would in turn reduce our ability to raise additional funds on favorable terms. In addition, the subsequent sale on the open market of any shares of common stock issued upon conversion of our outstanding notes and exercise of our outstanding warrants could impact our stock price which would in turn reduce our ability to raise additional funds on favorable terms.

Any financing, if available, may involve restrictive covenants that may impact our ability to conduct our business or raise additional funds on acceptable terms. If we are unable to raise additional capital when required or on acceptable terms, we may have to delay, scale back or discontinue our expansion plans.

Critical Accounting Policies and Estimates

Financial Reporting Release No. 60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies , published by the SEC, recommends that all companies include a discussion of critical accounting policies used in the preparation of their financial statements. Policies determined to be critical are those policies that have the most significant impact on our consolidated financial statements and require management to use a relatively greater degree of judgment and estimates. Actual results may differ from those estimates.

We believe that given current facts and circumstances, it is unlikely that applying any other reasonable judgments or estimate methodologies would cause a material effect on our consolidated results of operations, financial position or liquidity for the periods presented in this report.

General

The Company’s Consolidated Financial Statements are prepared in accordance with U.S. Generally Accepted Accounting Principles, which require management to make estimates, judgments and assumptions that affect the reported amounts of assets, liabilities, net revenue and expenses, and the disclosure of contingent assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that it believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Management believes that the accounting estimates employed and the resulting balances are reasonable; however, actual results may differ from these estimates under different assumptions or conditions.

Revenue Recognition

For revenue from product sales, the Company recognizes revenue in accordance with Staff Accounting Bulletin No. 104, Revenue Recognition (“SAB No. 104”), which superseded Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements . SAB No. 104 requires that four basic criteria must be met before revenue can be recognized: (1) persuasive evidence of an arrangement exists, (2) delivery has occurred; (3) the selling price is fixed and determinable; and (4) collectability is reasonably assured. Determination of criteria (3) and (4) are based on management’s judgment regarding the fixed nature of the selling prices of the products delivered and the collectability of those amounts. Provisions for discounts and rebates to customers, estimated returns and allowances, and other adjustments are provided for in the same period the related sales are recorded.

Allowance for Doubtful Accounts

The Company’s receivables primarily consist of accounts receivable from its customers. Accounts receivable are recorded at invoiced amount and generally do not bear interest. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables.  The credit risk is controlled through credit approvals, limits and monitoring procedures.  The Company establishes an allowance for doubtful accounts based upon historical experience, management’s evaluation of the outstanding accounts, age of receivables and other factors. As of December 31, 2008, 48% of the Company’s trade receivables were current, and the remaining 52% of trade receivables were aged between 31 to 60 days. By comparison, as of December 31, 2007, 25% of the Company’s trade receivables were current, 35% of trade receivables were aged between 31 to 90 days, and the remaining 40% of trade receivables were aged between 91 to 360 days.

Long-Lived Assets

The Company has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”). SFAS No. 144 requires that long-lived assets and certain identifiable intangibles held and used by the Company be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Events relating to recoverability may include significant unfavorable changes in business conditions, recurring losses, or a forecasted inability to achieve break-even operating results over an extended period. The Company evaluates the recoverability of long-lived assets based upon forecasted discounted cash flows. Should impairment in value be indicated, the carrying value of long-lived assets will be adjusted, based on estimates of future discounted cash flows resulting from the use and ultimate disposition of the asset. SFAS No. 144 also requires assets to be disposed of be reported at the lower of the carrying amount or the fair value less costs to sell.

Recent Accounting Pronouncements

In January 2009, the FASB issued Financial Statement of Position (“FSP”) Issue No. EITF No. 99-20-1, “Amendments to the Impairment Guidance of EITF Issue No. 99-20” (“FSP EITF No. 99-20-1”). FSP EITF No. 99-20-1 amends the impairment guidance in EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets” to achieve more consistent determination of whether an other-than-temporary impairment has occurred. The Company adopted FSP EITF No. 99-20-1 and it did not have a material impact on the unaudited condensed consolidated financial statements.

In April 2009, the Financial Accounting Standards Board (“FASB”) issued the following new accounting standards:

•
FSP FAS 157-4, Determining Fair Value When the Volume and Level of Activity for the Asset or Liability Have Significantly Decreased and Identifying Transactions That Are Not Orderly , provides guidelines for making fair value measurements more consistent with the principles presented in FASB Statement No. 157 (“SFAS 157”),  Fair Value Measurements . FSP FAS 157-4 reaffirms what SFAS 157 states is the objective of fair value measurement, to reflect how much an asset would be sold for in an orderly transaction at the date of the financial statements under current market conditions. Specifically, it reaffirms the need to use judgment to ascertain if a formerly active market has become inactive and in determining fair values when markets have become inactive.

•
FSP FAS 107-1 and APB 28-1, Interim Disclosures about Fair Value of Financial Instruments, enhances consistency in financial reporting by increasing the frequency of fair value disclosures. This relates to fair value disclosures for any financial instruments that are not currently reflected on the consolidated balance sheet at fair value.  FSP FAS 107-1 and APB 28-1 now require that fair value disclosures be made on a quarterly basis, providing qualitative and quantitative information about fair value estimates for all those financial instruments not measured on the balance sheet at fair value.

•
FSP FAS 115-2 and FAS 124-2, Recognition and Presentation of Other-Than-Temporary Impairments, provides additional guidance designed to create greater clarity and consistency in accounting for and presenting impairment losses on securities. This FSP is intended to bring greater consistency to the timing of impairment recognition and to provide greater clarity to investors about the credit and noncredit components of impaired debt securities that are not expected to be sold. This FSP also requires increased and timelier disclosures sought by investors regarding expected cash flows, credit losses, and an aging of securities with unrealized losses.

These standards were effective for periods ending after June 15, 2009. The adoption of these accounting standards had no material effect on our consolidated financial statements.

SFAS No. 165

In May 2009, the FASB issued SFAS No. 165, “Subsequent Events”.  We adopted SFAS No. 165 for the Quarterly Report for the period ending June 30, 2009.  SFAS No. 165 establishes general standards of accounting for and disclosure of events that occur after the balance sheet date but before financial statements are issued, which are referred to as subsequent events. The statement clarifies existing guidance on subsequent events, including a requirement that a public entity should evaluate subsequent events through the issue date of the financial statements, the determination of when the effects of subsequent events should be recognized in the financial statement and disclosures regarding all subsequent events.  SFAS No. 165 also requires a public entity to disclose the date through which an entity has evaluated subsequent events.  We have evaluated subsequent events through the date of filing as disclosed in Note 16.

SFAS No. 166

In June 2009, the FASB issued SFAS No. 166, “Accounting for Transfers of Financial Assets, an Amendment of FASB Statement No. 140,” which eliminates the concept of a qualifying special purpose entity, changes the requirements for derecognizing financial assets and requires additional disclosures. SFAS No. 166 is effective for periods beginning after November 15, 2009. The Company is evaluating the impact of SFAS No. 166 on its consolidated financial statements.

SFAS No. 167

In June 2009, the FASB issued SFAS No. 167, “Amendments to FASB Interpretation No. 46(R),” which changes how a reporting entity determines when an entity that is insufficiently capitalized or is not controlled through voting (or similar rights) should be consolidated and requires additional disclosures. SFAS No. 167 is effective for periods beginning after November 15, 2009. The Company is evaluating the impact of SFAS No. 167 on its consolidated financial statements.

SFAS No. 168

In June 2009, the FASB issued SFAS No. 168, “The FASB Accounting Standards Codification™ and the Hierarchy of Generally Accepted Accounting Principles,” which establishes the FASB Accounting Standards Codification™ (the “Codification”) as the source of authoritative US GAAP recognized by the FASB to be applied to nongovernmental entities. Rules and interpretive releases of the SEC under authority of federal securities laws are also included in the Codification as sources of authoritative US GAAP for SEC registrants. SFAS No. 168 and the Codification are effective for financial statements issued for interim and annual periods ending after September 15, 2009. The adoption of this rule will not affect reported results of operations, financial condition or cash flows. The Company will implement SFAS No. 168 in its third quarter Form 10-Q by updating the previous FASB references to the Codification.

Other recent accounting pronouncements issued by the FASB (including its Emerging Issues Task Force), the AICPA, and the SEC did not, or are not believed by management to, have a material impact on the Company’s present or future consolidated financial statements.

MARKET PRICE OF THE COMMON STOCK, DIVIDENDS AND RELATED STOCKHOLDER MATTERS

Our common stock began quoting on the OTC Bulletin Board (“OTCBB”) on October 17, 2007 under the symbol CHBU.OB. The price range per share of common stock presented below represents the highest and lowest intra-day prices for the Company’s common stock as quoted on the OTCBB. Such over-the-counter market quotations may reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions. Our common stock is traded relatively infrequently and accordingly the market for our common stock may not be indicative of a liquid trading market. The closing price of our common stock as quoted on the OTCBB on August 26, 2009 was $0.51.

	High Sales Price	Low Sales Price
Year Ended December 31, 2009:
3rd Quarter (through August 26, 2009)	$1.01	$0.32
2nd Quarter	$0.54	$0.11
1st Quarter	$0.25	$0.10

Year Ended December 31, 2008:
4th Quarter	$0.55	$0.10
3 rd Quarter	$0.51	$0.25
2nd Quarter	$1.50	$0.42
1st Quarter	$1.00	$0.40

Year Ended December 31, 2007:
4th Quarter (from October 17, 2007 to December 31, 2007)	$2.00	$0.62

Number of Shareholders

As of August 26, 2009, there were 12,958,574 shares of our common stock issued and outstanding and 7 active holders of record of our common stock.  The number of active record holders was determined from the records of our transfer agent and does not include beneficial owners of common stock whose shares are held in the names of the Xinsheng trustees, security brokers, dealers, and registered clearing agencies.

The Xinsheng trustees act as trustees on behalf of approximately 2,317 shareholders in the PRC, but are considered by our transfer agent to be one shareholder of record.  In addition,   all of our common shares held by brokerage firms, banks and other financial institutions in the United States and Canada as nominees for beneficial owners are considered to be held of record by Cede & Co. in respect of brokerage firms, banks and other financial institutions in the United States. Cede & Co. is also considered to be one shareholder of record.

The Company’s transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034, telephone number: (469) 633-0101.

Dividends

We have not declared or paid any cash dividends on our common stock. We currently intend to retain all earnings, if any, for use in our business operations and we do not anticipate declaring any dividends in the foreseeable future.

The payment of dividends is contingent on the ability of our PRC based operating subsidiary to obtain approval to send monies out of the PRC. The PRC’s national currency, called the Yuan or Renminbi, is not a freely convertible currency. The PRC government imposes controls on the convertibility of renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC.

Equity Compensation Plan Information

We do not have any stock option, bonus, profit sharing, pension or similar plan. However, we may adopt such a plan in the future to attract and retain members of management, directors or key employees.

SELLING SECURITY HOLDERS

The selling security holders listed herein include the investors who participated in our Private Placement, upon whose behalf we have agreed to register the Conversion Shares underlying the Notes and the Warrant Shares underlying the Warrants (See “Prospectus Summary – Description of Private Placement of Notes and Warrants”).

As of the date of this prospectus, the Notes have not yet been converted and the Warrants have not yet been exercised by the selling security holders.

The shares offered by this prospectus may be offered from time to time by the selling security holders listed in the following table. Each selling security holder will determine the number of shares to be sold and the timing of the sales. Our registration of the shares does not necessarily mean that the selling security holders will sell all or any of the shares. Because the selling security holders may offer all, some or none of their shares, no definitive estimate as to the number of shares thereof that will be held by the selling security holders after such offering can be provided, and the following table has been prepared on the assumption that all shares of common stock offered under this prospectus will ultimately be sold.

Name	Total Shares Issuable Upon Conversion of Notes Plus shares Issuable Upon Exercise of Warrants (1)	Shares of Common Stock Included in Prospectus (2)	Beneficial Ownership Before the Offering (1)	Percentage of Common Stock Owned Before Offering (1)	Beneficial Ownership After the Offering (3)	Percentage of Common Stock Owned After Offering (3)
JAG Multi Investments, LLC(4)	750,000	286,690	750,000	5.5%	463,310	3.3%
Keith Guenther (5)	750,000	286,690	750,000	5.5%	463,310	3.3%
TOTALS	1,500,000	573,380	1,500,000	10.4%	926,620	6.4%

* Less than 1%.

(1)
For purposes of this column only, we have included all shares of common stock owned or beneficially owned by that selling security holder, and the number of shares of common stock issuable upon conversion or exercise of all Notes or Warrants owned or beneficially owned by such selling security holder.  The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. However, the selling stockholders have contractually agreed to restrict their ability to exercise their warrants and receive shares of our common stock such that the number of shares of common stock held by them in the aggregate and their affiliates after such exercise does not exceed 9.99% of the then issued and outstanding shares of common stock as determined in accordance with Section 13(d) of the Exchange Act. Accordingly, this column represents the aggregate maximum number and percentage of shares that the selling security holder can own at one time (and therefore, offer for resale at any one time) due to their 9.99% limitation.  Each selling security holder’s ownership percentage is based on 12,958,574 shares outstanding plus the number of shares that the particular selling securityholderr would own if such selling securityholder converted its Notes and exercised its Warrants.  Accordingly, this number could be different for each selling securityholder.

(2)
Represents an aggregate of: (i) 73,380 shares issuable upon conversion of the Notes issued to investors with a conversion price of $0.50 per share, and (ii) 500,000 shares issuable upon exercise of the Warrants issued to investors with an exercise price of $1.50 per share, subject to adjustment.

(3)	Assumes that all securities registered will be sold.

(4)
Includes 500,000 shares of common stock underlying Notes and 250,000 shares of common stock underlying Warrants. In accordance with rule 13d-3 under the Securities Exchange Act of 1934, Alexander M. Goren and James Goren share voting and dispositive control of the shares owned by this selling security holder.

(5)	Includes 500,000 shares of common stock underlying Notes and 250,000 shares of common stock underlying Warrants.

Additional Disclosures

Total Dollar Value of Securities Underlying the Notes and Warrants

The total dollar value of the securities underlying the Notes and Warrants being registered for resale (using the number of underlying securities that we have registered for resale and the market price per share for those securities on the date of issuance) are as follows:

Title of Security	Number of Underlying Shares of Common Stock	Market Price at Issuance		Dollar Value of Underlying Securities
Notes	73,380	$0.40	(1)	$29,352
Warrants	500,000	$0.40	(1)	$200,000

TOTALS	573,380			$229,352

(1)	Fair market value based on the average of the high and low prices reported on the OTC Bulletin Board on September 29, 2008.

Payments in Connection with the Private Placement of Notes and Warrants

The following schedule of interest payments is based on the initial principal amount of the Notes and assumes: (i) that the interest payments are paid in cash and (ii) the Noteholders will not convert any portion of the principal amount into Common Stock:

Name	Payment Reference	Date	Amount
JAG Multi Investment, LLC
	Interest Payment	September 29, 2009	$7,500
	Interest Payment	September 29, 2010	$7,500
JAG Multi Investment, LLC Total:			$15,000

Keith Guenther
	Interest Payment	September 29, 2009	$7,500
	Interest Payment	September 29, 2010	$7,500
Keith Guenther Total:			$15,000
Placement agent and other fees:	Payment Reference	Date	Amount

Legend Merchant Group, Inc.	Placement Agent Fee	September 29, 2008	$40,000
	Expense Allowance	September 29, 2008	$25,000

Signature Bank	Escrow Agent Fee	September 29, 2008	$3,500

Net Proceeds from Sale of Notes and Warrants:
			$431,500

Total payments that have been or may be required to be made in connection with the Private Placement of Notes and Warrants during the first year, following the sale of Notes and Warrants (excluding principal repayments, and assuming that (i) the interest payments are paid in cash and (ii) the Noteholders will not convert any portion of the principal amount into Common Stock):

Interest payments during the first year:
JAG Multi Investment, LLC	Interest Payment	September 29, 2009	$7,500
Keith Guenther	Interest Payment	September 29, 2009	$7,500
Total interest payments during the first year:			$15,000

Liquidated Damages:

Pursuant to the Registration Rights Agreement, if the registration statement is not declared effective by September 30, 2009, we are required to pay liquidated damages to the selling shareholders that are also noteholders in an amount equal to 2% of the aggregate purchase price paid by the initial investor pursuant to the Private Placement for any unregistered Warrant Shares and Conversion Shares then held by the noteholder.  This payment will be payable in arrears to the noteholder at the end of each month during which the failure to have an effective registration statement continues.  To date, we have not incurred any such liquidated damages. The maximum possible aggregate amount of liquidated damages that we may be required to pay to the selling shareholders is 24% of the aggregate purchase price paid in the Private Placement, or $120,000.  If the Registration Statement of which this prospectus forms a part is declared effective by the SEC September 30, 2009, we will not be required to pay any liquidated damages.

Potential Profits of Selling Securityholders from Conversion of the Notes

Selling Securityholder	Date of Issuance	Shares underlying Notes	Market Price of Common Stock on Date of Issuance	Exercise Price of Notes	Combined Market Price of Shares underlying Notes	Combined Exercise Price of Shares underlying Notes	Total Possible Discount (Premium) to Market Price
JAG Multi Investment, LLC	9/28/08	500,000	$0.40	$0.50	$200,000	$250,000	$(50,000)
Keith Guenther	9/28/08	500,000	$0.40	$0.50	$200,000	$250,000	$(50,000)
Total		1,000,000	$—	$—	$400,000	$500,000	$(100,000)

Potential Profits of Selling Securityholders from Exercise of the Warrants

Selling Securityholder	Date of Issuance	Shares underlying Warrants or Options	Market Price of Common Stock on Date of Issuance	Exercise Price of Warrants Or Options	Combined Market Price of Shares underlying Warrants or Options	Combined Exercise Price of Shares underlying Warrants or Options	Total Possible Discount (Premium) to Market Price
JAG Multi Investment, LLC	9/29/08	250,000	$0.40	$1.50	$100,000	$375,000	$(275,000)
Keith Guenther	9/29/08	250,000	$0.40	$1.50	$100,000	$375,000	$(275,000)
Total		500,000	$0.40	$1.50	$200,000	$750,000	$(550,000)

Comparison of Company Proceeds from Sale of Notes and Warrants to Potential Investor Profit

Set forth below is a table that shows the gross proceeds paid or payable to us, all payments that have been made or may be required to be paid by us, the net proceeds to us and the combined total possible profit to the selling shareholders:

Gross Proceeds to Company from Notes and Warrants	Transaction Fees and Interest Payments (1)	Net Proceeds	Combined total Possible Profit to Selling Securityholders from Conversion of Notes and Exercise of Warrants

$500,000	$98,500	$401,500	$-0-
(1)	Assumes interest will be paid in cash.

The following information presents the sum of all possible payments and the total possible discounts to the market price of the shares as well as the amount of that resulting percentage averaged over the term of the convertible notes:

Total payments	$98,500
Proceeds to the Company	$401,500
Percentage of the total amount of all possible payments divided by the net proceeds to the issuer from the sale of the Notes	24.5%
Percentage of the above averaged over the term of the convertible notes	12.25%
The total possible discount to the market price of the shares underlying the Notes divided by the net proceeds to the issuer from the sale of the convertible notes	-0-%
Percentage of the above averaged over the term of the convertible notes	-0-%

Comparison of Registered Shares to Outstanding Shares

The following table sets forth:

•
the number of shares outstanding prior to the Private Placement of the Notes and Warrants that are held by persons other than the selling shareholders, affiliates of the company, and affiliates of the selling shareholders;

•	the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders in prior registration statements;

•
the number of shares registered for resale by the selling shareholders or affiliates of the selling shareholders that continue to be held by the selling shareholders or affiliates of the selling shareholders;

•	the number of shares that have been sold in registered resale transactions by the selling shareholders or affiliates of the selling shareholders; and

•	the number of shares registered for resale on behalf of the selling shareholders or affiliates of the selling shareholders in the current transaction.

In this analysis, the calculation of the number of outstanding shares does not include any securities underlying any outstanding convertible securities, options, or warrants.

Selling Stockholder	Number of Shares of Common Stock Outstanding prior to the Private Placement of Convertible Notes and Warrants (excluding Selling Shareholders, Affiliates and Affiliates of Selling Securityholders)	Number of Shares of Common Stock Registered for Resale by Selling Securityholder in Prior Registration Statements	Number of Shares of Common Stock Registered for Resale by Selling Stockholder in Prior Registration Statements Still held by the Selling Securityholder	Number of Shares of Common Stock Sold in Registered Resale Transactions by the Selling Securityholder	Number of Shares of Common Stock Registered for Resale by Selling Securityholder in Current Transaction
JAG Multi Investment, LLC	12,958,574	-0-	-0-	-0-	286,690
Keith Guenther	12,958,574	-0-	-0-	-0-	286,690

Company’s Financial Ability to Satisfy its Obligations to the Selling Shareholders

The Company has the intention, and a reasonable basis to believe that it will have the financial ability to make payments on the overlying securities.

Existing Short Positions by Selling Shareholders

Based upon information provided by the selling shareholders, to the best of management’s knowledge, the Company is not aware of any of the selling shareholders having an existing short position in the Company’s common stock.

DIRECTORS AND EXECUTIVE OFFICERS

The following are the officers and directors of China Agri-Business, Inc., Mei Xin Agri Technology (Shaanxi) Co., Ltd., and Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. as of the date hereof. Some of our officers and directors are residents of the PRC and, therefore, it may be difficult for investors to effect service of process within the U.S. upon them or to enforce judgments against them obtained from the U.S. courts.

Directors and Executive Officers of China Agri:

NAME	POSITION	AGE(1)
Liping Deng	Director, Chief Executive Officer and President	37
Limin Deng	Chairman of Board of Directors	46
Xiaolong Zhou	Chief Financial Officer	57
Michael Segal	Director	67

Directors and Executive Officers of Meixin:

NAME	POSITION	AGE
Liping Deng	Chairman of Board of Directors	37
Limin Deng	Vice-Chairman of Board of Directors	46
Zhengfeng Guo	Director	39

Directors and Executive Officers of Xinsheng:

NAME	POSITION	AGE
Liping Deng	Director, and President	37
Limin Deng	Chairman of Board of Directors	46
Hong Cai	Director and Finance Manager	42
Yi Fu	Director and Vice President	36
Mengzhou Li	Director	45

(1)	As of August 18, 2009.

Mr. Liping Deng was appointed as our Director, President and Chief Executive Officer on June 26, 2006. He has been a Director and President of Xinsheng since 2002 and Chairman of Board of Directors of Meixin since March 2006. Prior to joining us, Mr. Deng served as a senior manager at Xianyang Tong Lida Electronic Communication Co., Ltd. from 1996 to 1998. Prior to that, Mr. Deng served as President of the Worker’s Union in Xianyang Pottery Factory from 1991 to 1995. Mr. Deng obtained a technical secondary school degree from Xi’an Construction Company Pottery Technology School. Mr. Liping Deng is the brother of Mr. Limin Deng.

Mr. Limin Deng was appointed as our Director on June 26, 2006. He founded Xinsheng in 2002 and served as Chairman of Xinsheng since that time. Mr. Deng is the Vice Chairman of the Board of Directors of Meixin. Prior to joining us, he served as a security manager in the Xi’An Electronic Technology University for six years. He founded Shaanxi Xinsheng Weiye Technology Development Co., Ltd. in 2001, which has been liquidated. He obtained a junior college degree in Economic Management from the Continuous Education College of Xi’an Electronic Technology University. Mr. Limin Deng is the brother of Mr. Liping Deng.

Mr. Xiaolong Zhou was appointed as our Chief Financial Officer in April 1, 2007. He had been a senior accountant in Liss Okou Goldstein Okun and Tancer CPA’S P.C. in Great Neck, New York for the prior nine years. He is a certified public accountant, registered in the state of New York, a member of American Institute of Certified Public Accountants, and a member of New York State Society of Certified Public Accountants. Mr. Zhou obtained an M.B.A. in accountancy degree from Baruch College of CUNY and an M.A. in economics degree from City College of CUNY. He obtained a B.A. in economics degree from Fudan University, Shanghai, China.

Mr. Michael Segal was appointed as our Director on June 8, 2006. Since 2001, Mr. Segal has been President of Segal Cirone Services Inc., a financial consulting company that advises institutions, banks and high net worth individuals. He currently is a Principal, Options Compliance Principal and Branch Office Manager of Whitaker Securities LLC, a member of the Financial Industry Regulatory Authority (FINRA) since October 23, 2006. Prior to that, Mr. Segal served in the following capacities: President of Alexander Westcott & Co., Inc., a licensed broker-dealer, and Secretary of the board of directors of its parent company, the Financial Commerce Network Inc., a publicly held company; President of Lamborn Securities Inc. a licensed broker-dealer. He is also individually registered as an Introducing Broker with the Commodity Futures Trading Commission, a member of the National Futures Association, and a founding member of the Managed Funds Association. Mr. Segal received a B.B.A. in marketing and economics from the University of Miami, (Coral Gables) Florida. Mr. Segal sits on the board of directors of the following privately held companies: Jiali Pharmaceuticals Inc.; Asia Nutracueticals Consulting Co. Ltd.; China America Holdings LLC; Kerry Pharmaceuticals Inc.; Asia Carbon Black, Inc. Mr. Segal also sits on the board of directors of the following publicly held companies: BioStar Pharmaceuticals, Inc. and China Power Equipment Inc.

Mr. Zhengfeng Guo was appointed as a director of Meixin in November 2007. Prior to that, he was industry supervisor of Shaanxi Xinsheng Centennial Agriculture & Technology Co., Ltd. in the PRC from 2001 to 2007. He obtained his bachelor degree in marketing management from Shaanxi Finance & Economics college in the PRC.

Mr. Yi Fu was appointed as a Director and Vice President of Xinsheng in 2008. Prior that, he served as sales manager of Xinsheng. Mr. Fu graduated from Shaanxi Mechanical and Electrical Industry College in 1995.

Mr. Mengzhou Li was appointed as a Director of Xinsheng in 2009. Prior that, he was a Vice-Manager of Jiahui Group. He obtained his dealer certificate of Shanghai Stock Exchanges in 2001.

According to our By-laws, the term of our directors is from the date of their appointment or election until the next annual meeting of shareholders or until his or her successor shall have been elected and qualified. The terms for our principal executive officers are one year, and they serve at the discretion of our board of directors.

Family Relationships

Mr. Limin Deng and Mr. Liping Deng are brothers.

CORPORATE GOVERNANCE

Audit Committee

We have not yet appointed an audit committee. At the present time, our board of directors is collectively responsible for analyzing and evaluating our financial statements and our internal controls and procedures for financial reporting.

Compensation Committee

We do not presently have a compensation committee. Our board of directors currently acts as our compensation committee.

Nominating Committee

We do not presently have a nominating committee. Our board of directors currently acts as our nominating committee.

Director Independence

Michael Segal is an independent director as that term is defined in the applicable rules and regulations of the Nasdaq Stock Market.

Our Board of Directors does not presently have a majority of independent directors. In the absence of a majority of independent directors, our executive officer, who is also a principal stockholder and director, could establish policies and enter into transactions without independent review and approval thereof. This could present the potential for a conflict of interest between the Company and its stockholders generally and the controlling officers, stockholders or directors.

Code of Ethics

We have not yet adopted a Code of Business Conduct and Ethics that applies to our directors and officers.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock as of the date of this filing by:

•	each person known by us to be the beneficial owner of more than 5% of our outstanding shares of common stock;

•	each of our officers and directors; and

•	all our officers and directors as a group.

Based on information available to us, all persons named in the table have sole voting and investment power with respect to all shares of common stock beneficially owned by them, unless otherwise indicated. Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. In computing the number of shares beneficially owned by a person or a group and the percentage ownership of that person or group, shares of our common stock subject to options or warrants currently exercisable or exercisable within 60 days after the date of this prospectus are deemed outstanding, but are not deemed outstanding for the purpose of computing the percentage of ownership of any other person. Applicable percentage ownership is based upon 12,958,574  shares of common stock outstanding.

Unless otherwise indicated, the address of each individual named below is c/o China Agri-Business, Inc., Finance Plaza, 9th Floor, Hi-tech Road No. 42, Hi-tech Industrial Development Zone Xi’an, Shaanxi, CHINA 710068.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Michael Segal 11 East 86th Street New York, New York 10028	63,074	*	%
Liping Deng	1,851,148	14.3
Liming Deng	—	—
Xiaolong Zhou	—	—
All Directors and Executive Officers as a group (4 persons)	1,914,222	14.8
Trustees for Xinsheng Shareholders (2)	9,099,749	70.2
JAG Multi Investment (3)	750,000	5.5
Keith Guenther (3)	750,000	5.5

* Less than 1%

(1)	Reflects the ownership of our equity securities after a 2.032-for-1 forward split of our common stock during the fourth quarter of 2006.

(2)
The trustees for the trust holding these shares are: Zhihong Yang, Xiaoying Lin, Dongdong Ding, Fei Zhao and Junsheng Meng. The trustees are individuals and are not affiliated with any bank or trust company.

(3)	Includes 500,000 shares of common stock underlying Notes and 250,000 shares of common stock underlying the Warrants.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth all compensation awarded to, or earned by, our Principal Executive Officer, and our two other most highly compensated executive officers   for the years indicated.

Name and Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)	Stock Awards ($) (e)	Option Awards ($) (f)	Non-Equity Incentive Plan Compensation ($) (g)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (h)	All Other Compensation ($) (i)	Total ($) (j)
Liping Deng Chief Executive Officer	2008	6,260	—	—	—	—	—	—	6,260
	2007	5,260	—	—	—	—	—	—	5,260

Xiaolong Zhou
Chief Financial Officer	2008	45,000	—	—	—	—	—	—	45,000
	2007	33,750	—	—	—	—	—	—	33,750

Compensation Discussion and Analysis

The goal of our board of directors in determining compensation levels is to adequately reward the efforts and achievements of our executive officers for the management of the Company. The board believes that the compensation paid to its executive officers is comparable to peer companies of comparable size in similar locations.

We entered into a preliminary employment agreement with Mr. Zhou on April 1, 2007, which provides for annual compensation of $45,000. Mr. Zhou continues to be compensated at this annual rate.

We do not have written employment agreements with our other executive officers. Under PRC employment laws, if an employer and employee do not enter into a written employment agreement within one year, they are deemed to have entered into a de facto employment contract with an open (indefinite) term. In the absence of an employment contract, an employer remains obligated to participate in the PRC’s social insurance programs on behalf of the employee, including pension, medical, unemployment, occupational accident/disability, and maternity insurance.  Mr. Liping Deng and Mr. Limin Deng, our executive officers other than Mr. Zhou, are considered to have a de facto employment contract under PRC law.

Generally speaking, employment contracts governed by PRC law are required to include the following information: identity and domicile of the employer and employee, term of employment, job description and place of work, work hours, vacation policy, compensation, social insurance information, safety measures and working conditions.

China Agri-Business does not currently have a pension plan, stock option plan, non-equity incentive plan or deferred compensation arrangement. We plan to implement a more comprehensive compensation program, which takes into account other elements of compensation, including but not limited to non-cash and other equity-based compensation such as stock options.

Director Compensation

The compensation of our directors is determined on a case by case basis. The factors considered by the Company for the purpose of determining director compensation include, but are not limited to: the director’s relevant work experience; the number of years the director has served as a director of the Company, and; the director’s overall contributions to the Company, including the amount of time devoted to the Company by the director. The Company has not established a maximum fee for its directors.

Effective January 1, 2008, Michael Segal is paid cash compensation at the rate of $1,500 per month, or $18,000 annually, for his services as director.

Our Chief Executive Officer, Liping Deng, does not receive any additional compensation for his services as director above and beyond his salary as an officer.

The following table sets forth compensation paid to each named director during the year end December 31, 2008.

DIRECTOR COMPENSATION

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Non- Qualified Deferred Compensation Earnings ($) (f)	All Other Compensation ($) (g)	Total ($) (j)
Limin Deng	6,332	—	—	—	—	—	6,332
Michael Segal	18,000	—	—	—	—	—	18,000

PLAN OF DISTRIBUTION

Each selling security holder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of the shares of common stock offered by this prospectus on any stock exchange or automated interdealer quotation system on which the common stock is listed or quoted at the time of sale, in the over-the-counter market, in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at prices otherwise negotiated. A selling security holder may use any one or more of the following methods when selling shares:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;
•	broker-dealers may agree with the selling security holders to sell a specified number of such shares at a stipulated price per share;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	a combination of any such methods of sale; or
•	any other method permitted pursuant to applicable law.

The selling security holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling security holders may arrange for other broker dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling security holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated.  The selling security holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

A selling security holder may from time to time pledge or grant a security interest in some or all of the shares or common stock owned by him and, if the selling security holder defaults in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling security holders to include the pledgee, transferee or other successors in interest as selling security holders under this prospectus.

In connection with the sale of our common stock or interests therein, the selling security holders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of our common stock in the course of hedging the positions they assume.  The selling security holders may, after the date of this prospectus, also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge their common stock to broker-dealers that in turn may sell these securities. The selling security holders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling security holders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

Because the selling security holders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. Federal securities laws, including Regulation M, may restrict the timing of purchases and sales of our common stock by the selling security holders and any other persons who are involved in the distribution of the shares of common stock pursuant to this prospectus.

There is no underwriter or coordinating broker acting in connection with the proposed sale of the shares by the selling security holders.

The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

DESCRIPTION OF SECURITIES

We have an authorized capital of 100,000,000 shares of common stock, par value $0.001 per share, 100,000 shares of Series A preferred stock, and 4,900,000 shares of undesignated preferred stock, par value $0.001 per share. As of April 1, 2009, 12,958,574 shares of common stock were outstanding, and no shares of preferred stock were outstanding.

Common Stock

The holders of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. Except as otherwise required by law, the holders of common stock exclusively possess all voting power. The holders of common stock are entitled to dividends as may be declared from time to time by the Board from funds available for distribution to holders. No holder of common stock has any preemptive right to subscribe to any securities of ours of any kind or class or any cumulative voting rights.

3% Unsecured Convertible Notes

The notes mature two years from the date of issuance, on September 29, 2010, and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The notes are convertible at the option of the holder into common at a conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

Series C Warrants

The series C warrants have a term of three years and an exercise price of $1.50 per share. In addition, upon exercise of a series C warrant, each  holder shall be issued a series D warrant. The series D warrants shall have a term of three years and an exercise price of $2.00 per share. The shares issuable upon exercise of the series D warrants are not covered by this registration statement. The exercise price of the warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants.

The Company may call for the termination of any unexercised portion of the series C warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

LEGAL PROCEEDINGS

There are no material pending legal proceedings to which we are a party or to which any of our property is subject and to the best of our knowledge, no such actions against us are contemplated or threatened.

LEGAL MATTERS

The validity of the common stock offered hereby will be passed upon by Blank Rome LLP.

EXPERTS

The consolidated financial statements of China Agri-Business, Inc. as of and for the years ended December 31, 2008 and 2007, have been audited by Michael T. Studer, CPA, P.C., independent registered public accountants, as indicated in their reports with respect thereto, and are in reliance upon the authority of said firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act” or “Securities Act”) may be permitted to directors, officers or persons controlling our Company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We file reports and other information with the Securities and Exchange Commission. We have also filed a registration statement on Form S-1, including exhibits, with the SEC with respect to the shares being offered in this offering. This prospectus is part of the registration statement, but it does not contain all of the information included in the registration statement or exhibits. For further information with respect to us and our common stock, we refer you to the registration statement and to the exhibits and schedules to the registration statement. Statements contained in this Prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You may inspect a copy of the registration statement without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the Public Reference Section of the SEC, 100 F. St. NE, Washington, D.C. 20549, upon payment of fees prescribed by the SEC. The SEC maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov. The SEC’s toll free investor information service can be reached at 1-800-SEC-0330.

CONSOLIDATED FINANCIAL STATEMENTS

CHINA AGRI-BUSINESS, INC. AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

China Agri-Business, Inc.
Condensed Consolidated Balance Sheets

	June 30,	December 31,
	2009	2008
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$8,887,933	$8,312,636
Accounts receivable, net of allowance for doubtful accounts of $5,895 and $6,524, respectively	37,249	45,165
Inventory	79,067	47,113
Other receivables	11,230	7,329
Prepaid expenses	16,490	22,345
Total Current Assets	9,031,969	8,434,588

Property, plant and equipment, net	116,491	231,278

Investment in Tienwe Technology	878,400	879,420

Deferred financing costs, net of accumulated amortization of $82,597 and $28,403, respectively	124,685	178,879

Intangible assets, net	15,995	59,495
Total Assets	$10,167,540	$9,783,660
Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$224,374	$234,007
Total Current Liabilities	224,374	234,007
Long Term Liabilities
Convertible notes, net	377,715	327,020
Total Liabilities	602,089	561,027
Stockholders' Equity
Undesignated preferred stock, par value $.001 per share; authorized 4,900,000 shares; none issued	-	-
Common stock, par value $.001 per share; authorized 100,000,000 shares, issued and outstanding 12,958,574 and 12,958,574, respectively	12,959	12,959
Additional paid-in capital	4,369,786	4,369,786
Retained earnings	4,008,029	3,654,212
Accumulated other comprehensive income	1,174,677	1,185,676
Total stockholders' equity	9,565,451	9,222,633

Total Liabilities and Stockholders' Equity	$10,167,540	$9,783,660

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Sales of products	$703,875	$1,182,746	$1,173,447	$1,522,190
Cost of goods sold	188,652	354,986	334,894	458,577
Gross profit	515,223	827,760	838,553	1,063,613

Selling, general and administrative expenses	218,794	157,485	383,145	281,919
Income from operations	296,429	670,275	455,408	781,694
Interest and other income	6,279	6,608	10,798	11,517
Interest expense	(55,807)	-	(112,389)	-
Income before income taxes	246,901	676,883	353,817	793,211
Income taxes	-	-	-	-
Net income	$246,901	$676,883	$353,817	$793,211

Earnings per common share:
Basic	$0.02	$0.05	$0.03	$0.06
Diluted	$0.02	$0.05	$0.03	$0.06

Weighted average number of common shares used to compute earnings per common share:
Basic	12,958,574	12,958,574	12,958,574	12,958,574
Diluted	13,958,574	12,958,574	13,958,574	12,958,574

Comprehensive Income:
Net income	$246,901	$676,883	$353,817	$793,211
Other comprehensive (loss) income	(11,032)	292,565	(10,999)	473,395
Comprehensive Income:	$235,869	$969,448	$342,818	$1,266,606

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Condensed Consolidated Statements of Stockholders' Equity
For the Six Months Ended June 30, 2009 (Unaudited) and the Year Ended December 31, 2008

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total
Balance, December 31, 2007	12,958,574	$12,959	$4,150,636	2,308,873	$656,164	$7,128,632
Relative fair value of warrants and beneficial conversion feature included in sale of convertible notes	-	-	199,230	-	-	199,230
Fair value of Placement Agent warrants	-	-	19,920	-	-	19,920
Net income for the year ended December 31, 2008	-	-	-	1,345,339	-	1,345,339
Foreign currency translation adjustment	-	-	-	-	529,512	529,512
Balance, December 31, 2008	12,958,574	12,959	4,369,786	3,654,212	1,185,676	9,222,633
Net income for the six months ended June 30, 2009 (Unaudited)	-	-	-	353,817	-	353,817
Foreign currency translation adjustment (Unaudited)	-	-	-	-	(10,999)	(10,999)
Balance, June 30, 2009 (Unaudited)	12,958,574	$12,959	$4,369,786	$4,008,029	$1,174,677	$9,565,451

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Condensed Consolidated Statements of Cash Flows
	Six Months Ended
	June 30,
	2009	2008
	(Unaudited)	(Unaudited)
Operating activities
Net income	$353,817	$793,211
Adjustments to reconcile net income to net cash
provided by (used in) operating activities:
Bad debt expense	(560)	(15,437)
Depreciation of property, plant and equipment	20,558	25,855
Amortization of intangible assets and deferred financing costs	60,290	9,503
Amortization of debt discount and fair value of warrants	50,695	-
Changes in operating assets and liabilities:
Decrease / (increase) in accounts receivable	8,545	(4,723)
Increase in other receivable	(3,901)	(435)
Increase in inventory	(31,954)	(4,648)
Decrease in prepaid expenses	5,855	1,841
(Decrease) / increase in accounts payable and accrued liabilities	(9,633)	23,044
Deferred income	-	24,494
Net cash provided by operating activities	453,712	852,705

Investing activities
Proceeds from disposal of fixed assets and intangible assets	131,760	-
Property, plant and equipment additions	(608)	(4,742)
Net cash provided by / (used in) investing activities	131,152	(4,742)
Financing activities
Net cash provided by financing activities	-	-
Effect of exchange rate changes on cash and cash equivalents	(9,567)	406,197
Increase in cash and cash equivalents	575,297	1,254,160
Cash and cash equivalents, beginning of period	8,312,636	5,984,448
Cash and cash equivalents, end of period	$8,887,933	$7,238,608

The accompanying notes are an integral part of these financial statements.

CHINA AGRI-BUSINESS, INC.

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION

Organization

China Agri-Business, Inc. (“China Agri”) was incorporated in the State of Maryland on December 7, 2005.  On October 31, 2006, China Agri effectuated a 2.032 to 1 forward stock split.  All share and per share amounts have been retroactively adjusted to reflect the stock split.

China Agri is a holding company with no operations other than acting as a holding company for its wholly owned subsidiary, Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”), a limited liability company and a wholly-owned foreign enterprise (“WOFE”) organized under the laws of the PRC on March 24, 2006. Meixin acts as a management company for our operating business in the PRC, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. (“Xinsheng”), a corporation formed under the laws of the PRC on April 22, 2002, in accordance with the terms of a management entrustment agreement between Meixin and Xinsheng. Meixin controls Xinsheng's business and management, and is entitled to the proceeds of Xinsheng's business and is obligated to fund Xinsheng’s operations, including any losses. China Agri and Meixin do not own any equity rights in Xinsheng.

Pursuant to a Management Entrustment Agreement dated April 18, 2006 between Meixin and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the “Transaction”), China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders.  The Transaction was accounted for as a “reverse merger”, since the stockholders of Xinsheng owned a majority of China Agri’s common stock immediately following the Transaction.  Xinsheng was deemed to be the acquirer in the reverse merger.  Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, Meixin, and Xinsheng (collectively, the “Company”), historical operations of Xinsheng, and operations of China Agri and Meixin from the date of the Transaction.

China Agri, through its operating company in China, manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the People’s Republic of China (the “PRC”). Crops grown with our products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC.

Basis of presentation

The condensed consolidated financial statements (unaudited) have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Principles of Consolidation

The condensed consolidated financial statements (unaudited) include the accounts of China Agri, Meixin and Xinsheng. All significant intercompany accounts and transactions have been eliminated in consolidation.

NOTE 1 – DESCRIPTION OF BUSINESS AND BASIS OF PRESENTATION (Continued)

Reclassifications
Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 2 – INTERIM FINANCIAL STATEMENTS

The unaudited condensed consolidated financial statements as of June 30, 2009 and for the three and six months ended June 30, 2009 and 2008 have been prepared in accordance with accounting principles generally accepted in the United States for interim financial information and with instructions to Form 10 - Q. In the opinion of management, the unaudited condensed consolidated financial statements have been prepared on the same basis as the annual consolidated financial statements and reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the financial position as of June 30, 2009 and the results of operations and cash flows for the three and six months ended June 30, 2009 and 2008. The financial data and other information disclosed in these notes to the interim financial statements related to these periods are unaudited. The results for the three and six month periods ended June 30, 2009 is not necessarily indicative of the results to be expected for any subsequent quarter of the entire year ending December 31, 2009. The balance sheet at December 31, 2008 has been derived from the audited consolidated financial statements at that date.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the Securities and Exchange Commission’s rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2008 included in our Form 10 –K filed March 31, 2009.

NOTE 3 – INVENTORY

Inventory consists of:	June 30,	December 31,
	2009	2008
	(Unaudited)
Raw materials	$49,499	$39,125
Finished goods	21,562	4,536
Other	8,006	3,452

Total inventory	$79,067	$47,113

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of:
	June 30,	December 31,
	2009	2008
	(Unaudited)
Building	$19,676	$19,699
Transportation equipment	222,834	223,092
Machinery and electronic equipment	50,667	146,034
Office equipment	3,502	3,508
	296,679	392,333

Less accumulated depreciation	180,188	161,055

Property, plant and equipment, net	$116,491	$231,278

Depreciation expense was $20,558 and $47,374 for the six months ended June 30, 2009 and the year ended December 31, 2008, respectively. In the first quarter of 2009, the Company returned certain unused manufacturing equipment to the original vendor for $94,428, an amount equal to the net book value of the equipment.

NOTE 5 – INVESTMENT IN TIENWE TECHNOLOGY INC.

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tienwe Technology Inc. (“Tienwe”), a PRC company, for 6,000,000 RMB ($878,400 and $879,420 translated at the June 30, 2009 and December 31, 2008 exchange rate, respectively). The investment is carried at cost. Tienwe shares are not quoted or traded on any securities exchange or in any recognized over-the-counter market; accordingly, it is not practicable to estimate the fair value of the investment. Tienwe sells aerospace products to military industry customers.

NOTE 6 – DEFERRED FINANCING COSTS

Deferred financing costs, which are being amortized as interest expense over the two year term of the convertible notes payable due September 29, 2010, consist of:

	June 30, 2009	December 31, 2008
	(Unaudited)
Placement Agent commissions	$40,000	$40,000
Placement Agent expense allowance	25,000	25,000
Fair value of Placement Agent warrants	19,920	19,920
Legal and other fees	122,362	122,362
Total	207,282	207,282
Less: accumulated amortization	(82,597)	(28,403)

Deferred Financing Costs, end of period	$124,685	$178,879

NOTE 7 – INTANGIBLE ASSETS, NET

Intangible assets, net, consist of:
	June 30,	December 31,
	2009	2008
	(Unaudited)
Product rights	$52,704	$90,141
Patent	14,640	14,657
Trademark	2,187	2,190
Total	69,531	106,988
Less accumulated amortization	53,536	47,493

Intangible assets, net	$15,995	$59,495

The product rights were acquired by Xinsheng in December 2006 from an unrelated third party and relate to six registered fertilizer products.  In the first quarter of 2009, the Company returned three of these products rights to the original vendor for $37,332, an amount equal to the net book value of the respective assets.

The patent was acquired by Xinsheng in 2002 from three related parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors’ cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated amortization expense for each of the Company’s succeeding years ending June 30, 2010, 2011, 2012, 2013 and 2014 is $12,224, $2,561, $868, $53 and $53, respectively.

NOTE 8 – CONVERTIBLE NOTES PAYABLE, NET

Convertible notes payable, net, consist of:
	June 30,	December 31,
	2,009	2008
	(Unaudited)
Convertible notes - face amount	$500,000	$500,000
Less:
Debt discount attributable to the relative fair value of warrants	(149,615)	(149,615)
Debt discount attributable to the intrinsic value of the beneficial conversion feature	(49,615)	(49,615)
Less accumulated amortization of debt discounts	76,945	26,250
Convertible notes payable, net	$377,715	$327,020

On September 29, 2008, the Company completed the sale of 3% unsecured convertible notes in an aggregate principal amount of $500,000, and Series C warrants to purchase 500,000 shares of common stock, to two accredited investors. The Company received net proceeds of $431,500 after the deduction of Placement Agent commissions of $40,000, Placement Agent expense allowance of $25,000, and an escrow agent fee of $3,500.

NOTE 8 – CONVERTIBLE NOTES PAYABLE, NET (Continued)

The Notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares of common stock, subject to approval of the holder. Overdue interest shall bear interest at the rate of 15% per annum. Overdue principal shall bear interest at the rate of 8% per annum. The Notes are convertible at the option of the holder into the common stock of the Company at an initial conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings.

The Series C warrants have a term of three years and are exercisable into shares of common stock on a one to one basis at an exercise price of $1.50 per share. Upon exercise of a Series C warrant, in addition to receiving shares of common stock, each Series C warrant holder shall be issued  a Series D warrant to purchase additional shares of common stock in an amount equal to the number of Series C warrants exercised. The Series D warrants, if issued shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the Warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings, as set forth in the warrants. No Series D warrants have been issued as of the date of this filing.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the Notes at 110% of the outstanding principal amount any time prior to the maturity date and upon 30 days prior written notice to the holders. The Company may call for the termination of any unexercised portion of the C warrants upon consummation of a subsequent offering by the Company of not less than $7,500,000 in gross proceeds and upon 30 days written notice to the holders. Upon termination of any unexercised Series C warrants, the warrant holders would not receive any Series D warrants, any shares underlying the Series C or Series D warrants, or any other securities.

In connection with the transaction, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days following the final closing date. In addition, if the registration statement is not declared effective within 120 days from the filing date, the Company is subject to monthly cash liquidated damages payments equal to 2% of the purchase price paid by each investor, subject to a maximum of 24%. On February 13, 2009, the Company filed a registration statement on Form S-1 to register the shares underlying the convertible notes and warrants. On June 12, 2009, the investors by letter agreement extended the date the Form S-1 is required to become effective to July 31, 2009 before liquidated damages would be required to be paid.  On August 12, 2009, the Company and the investors entered  into a letter agreement extending the date the Form S-1 is required to become effective to September 30, 2009.

In accordance with the Accounting Principal Board (“APB”) Opinion No.14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and the Emerging Issues Task Force (“EITF”) Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recorded the $149,615 relative fair value of the warrants ($78,136 for the Series C warrants; $71,479 for the Series D warrants) and the $49,615 intrinsic value of the beneficial conversion feature as additional paid in capital. No Series D warrants have been issued as of the date of this filing.

The $149,615 fair value of the Series C and Series D warrants was calculated using a Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 2.26%; expected stock price volatility of 130.69%; stock price of $0.40 per share; exercise price of $1.50 per share for the C warrants and $2.00 per share for the D warrants; and term of 3 years.

In connection with the private placement, the placement agent received warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share for a term of three years. The $19,920 fair value of these warrants (calculated using the same assumptions described above except for the exercise price) was charged to deferred financing costs and added to additional paid in capital.

NOTE 9 – COMMON STOCK

On October 11, 2007, upon the completion of the public offering, China Agri sold 379,800 units at a price of $1.00 per unit to the public investors. Each Unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised.

NOTE 10 – WARRANTS

The Company has issued warrants (exercisable into shares of common stock) to investors, the Underwriter as compensation in connection with the Company’s initial public offering, and the Placement Agent as part of compensation for its private placement of convertible notes. Changes in the warrants outstanding are as follows:

	June 30, 2009	Year Ended December 31, 2008
	(Unaudited)
Outstanding at beginning of period	1,387,580	807,580
Warrants issued	-	580,000
Warrants exercised	-	-
Warrants expired	(10,000)	-
Outstanding at end of period	1,377,580	1,387,580

Exercisable at end of period	1,377,580	1,387,580

Warrants outstanding at June 30, 2009 consist of:
Date Issued	Expiration Date	Number of Warrants	Weighted Average Exercise Price
October 11, 2007	October 10, 2010	379,800	1.50
October 11, 2007	October 10, 2010	379,800	2.00
October 11, 2007	October 10, 2012	37,980	1.00
September 29, 2008	September 29, 2011	80,000	1.00
September 29, 2008 (1)	September 29, 2011	500,000	1.50
Total		1,377,580	$1.60
(1) Represents Series C warrants

NOTE 11 – RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Meixin and Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations.  In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund.  As a result of these PRC laws and regulations, the Company is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to approximately $5,139,000 and $5,104,000 at June 30, 2009 and December 31, 2008, respectively.

NOTE 12 – INCOME TAXES

Xinsheng is subject to a PRC 25% standard enterprise income tax.  However, due to its agricultural industry status, the National Tax Bureau in Xi’an High-Tech Development Zone has granted Xinsheng exemptions from this tax since 2006. The Company has to apply for exemption status on an annual basis.

At June 30, 2009 and December 31, 2008, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng.  These earnings are considered to be permanently invested in operations outside the United States.  Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances.  Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of June 30, 2009 and December 31, 2008.

The provisions for income taxes differ from the amounts computed by applying the statutory United States federal income tax rate to income (loss) before income taxes.  Reconciliations follow:

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Expected tax at 35%	$86,415	$236,909	$123,836	$277,624

Tax effect of unutilized losses of China Agri and Meixin	38,722	3,153	78,229	16,494

Effect of PRC income tax exemption granted to Xinsheng	(89,383)	(171,473)	(144,332)	(210,084)

Permanent difference relating to Xinsheng's earnings to be permanently invested in operations outside the United States	(35,754)	(68,589)	(57,733)	(84,034)
Actual provision for income taxes	$-	$-	$-	$-

NOTE 13 – SEGMENT INFORMATION

The Company operates in one industry segment – the manufacturing and sale of agricultural enhancement products.  Substantially all of the Company’s identifiable assets at June 30, 2009 and December 31, 2008 were located in the PRC.  Net sales for the periods presented were all derived from PRC customers.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($53,640 translated at the June 30, 2009 exchange rate) under a lease with a three year term expiring March 31, 2011.

Xinsheng leases its operating and testing space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($5,636 translated at the June 30, 2009 exchange rate) under a lease expiring March 31, 2010.

Xinsheng leases its manufacturing space (approximately 22,600 square feet) at an annual rent of 90,000 RMB ($13,176 translated at the June 30, 2009 exchange rate) under a lease expiring December 21, 2010.

China Agri utilizes office space provided by one of its directors at no cost.

For the three months ended June 30, 2009 and 2008, and for the six months ended June 30, 2009 and 2008, rental and related expenses for all operating leases amounted to $34,967, $16,471, $46,376 and $32,367, respectively.

At June 30, 2009, future minimum rental commitments under all non-cancellable operating leases are:

Twelve months ending June 30,	Minimum Rent
2010	$71,043
2011	46,818
Total	$117,861

PRC Risks

Substantially all of the Company’s business operations are conducted in the PRC and governed by PRC laws and regulations.  Meixin and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises.  Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC.  The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency.  Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies.  The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

NOTE 15 – CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in seven banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of June 30, 2009 and December 31, 2008, the Company’s uninsured cash balances were approximately $8,883,000 and $8,300,000, respectively.

NOTE 16 – SUBSEQUENT EVENTS

As discussed in Note 8, on June 12, 2009, the investors by letter agreement extended the date the Form S-1 is required to become effective to July 31, 2009 before liquidated damages would be required to be paid.  On August 12, 2009, the Company and the investors entered  into a letter agreement extending the date the Form S-1 is required to become effective to September 30, 2009.

The Company has evaluated subsequent events through August 14, 2009, the filing date of this Form 10-Q, and has determined that there were no other subsequent events to be recognized or disclosed in these financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of

China Agri-Business, Inc.

I have audited the accompanying consolidated balance sheets of China Agri-Business, Inc. and subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. My responsibility is to express an opinion on these financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of China Agri-Business, Inc. and subsidiaries as of December 31, 2008 and 2007 and the results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States.

/s/ Michael T. Studer, CPA, P.C.
Michael T. Studer, CPA, P.C.
Freeport, New York

March 31, 2009

China Agri-Business, Inc.
Consolidated Balance Sheets
As of December 31,

	2008	2007
Assets
Current Assets
Cash and cash equivalents	$8,312,636	$5,984,448
Accounts receivable, net of allowance for doubtful accounts of $6,524 and $23,991, respectively	45,165	65,118
Inventory	47,113	60,582
Other receivables	7,329	6,855
Prepaid expenses	22,345	5,735
Total Current Assets	8,434,588	6,122,738
Property, plant and equipment, net	231,278	276,000
Investment in Tienwe Technology	879,420	822,540
Deferred financing costs, net of accumulated amortization of $28,403 and $0, respectively	178,879	-
Intangible assets, net	59,495	73,554
Total Assets	$9,783,660	$7,294,832

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable and accrued liabilities	$234,007	$166,200
Total Current Liabilities	234,007	166,200

Long Term Liabilities
Convertible notes, net	327,020	-

Total Liabilities	561,027	166,200

Stockholders' Equity
Undesignated preferred stock, par value $.001 per share; authorized 4,900,000 shares; none issued	-	-
Common stock, par value $.001 per share; authorized 100,000,000 shares, issued and outstanding 12,958,574 and 12,958,574 shares, respectively	12,959	12,959
Additional paid-in capital	4,369,786	4,150,636
Retained earnings	3,654,212	2,308,873
Accumulated other comprehensive income	1,185,676	656,164
Total stockholders' equity	9,222,633	7,128,632
Total Liabilities and Stockholders' Equity	$9,783,660	$7,294,832

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Consolidated Statements of Operations
For the Years Ended December 31, 2008 and 2007

	2008	2007

Sales of products	$2,922,385	$3,037,414
Cost of goods sold	817,472	964,961
Gross profit	2,104,913	2,072,453

Selling, general and administrative expenses	729,278	1,029,230
Income from operations	1,375,635	1,043,223
Interest and other income	28,107	15,659
Interest expense	(58,403)	-
Income before income taxes	1,345,339	1,058,882
Income taxes	-	-
Net income	1,345,339	1,058,882
Deemed dividend relating to beneficial conversion feature of Series A preferred stock	-	(200,000)
Net income attributable to common stockholders	$1,345,339	$858,882

Earnings per common share:
Basic	$0.10	$0.07
Diluted	$0.10	$0.07

Weighted average number of common shares used to compute earnings per common share:
Basic	12,958,574	12,431,496
Diluted	13,216,108	12,664,099

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Consolidated Statements of Stockholders' Equity
For the Years Ended December 31, 2008 and 2007

	Common Stock Shares	Common Stock Amount	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total

Balance, December 31, 2006	12,278,774	$12,279	$3,629,709	1,449,991	$232,272	$5,324,251
Sales of Units in public offering	379,800	380	379,420	-	-	379,800
Costs relating to the public offering	-	-	(158,193)	-	-	(158,193)
Conversion of Series A preferred stock	300,000	300	99,700	-	-	100,000
Deemed dividend relating to beneficial conversion feature of Series A preferred stock	-	-	200,000	(200,000)	-	-
Net income for the year ended December 31, 2007	-	-	-	1,058,882	-	1,058,882
Foreign currency translation adjustment	-	-	-	-	423,892	423,892
Balance, December 31, 2007	12,958,574	12,959	4,150,636	2,308,873	656,164	7,128,632
Relative fair value of warrants and beneficial conversion feature included in sale of convertible notes	-	-	199,230	-	-	199,230
Fair value of Placement Agent warrants	-	-	19,920	-	-	19,920
Net income for the year ended December 31, 2008	-	-	-	1,345,339	-	1,345,339
Foreign currency translation adjustment	-	-	-	-	529,512	529,512
Balance, December 31, 2008	12,958,574	$12,959	$4,369,786	3,654,212	$1,185,676	$9,222,633

The accompanying notes are an integral part of these financial statements.

China Agri -Business, Inc.
Consolidated Statements of Cash Flows
For the Years Ended December 31, 2008 and 2007

	2008	2007
Operating activities
Net income	$1,345,339	$1,058,882
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Bad debt expense	(18,785)	-
Depreciation of property, plant and equipment	47,374	44,157
Amortization of intangible assets and deferred financing costs	47,726	17,636
Amortization of debt discount and fair value of warrants	26,250	-
Changes in operating assets and liabilities:
Decrease in accounts receivable	37,420	38,726
(Increase)/decrease in other receivable	(474)	11,621
Decrease in inventory	13,469	31,671
(Increase)/decrease in prepaid expenses	(16,610)	16,402
Increase in accounts payable and accrued liabilities	67,807	114,924
Net cash provided by operating activities	1,549,516	1,334,019
Investing activities
Loans receivable collections	-	301,447
Property, plant and equipment additions	(5,300)	(32,902)
Net cash (ussed in) provided by investing activities	(5,300)	268,545
Financing activities
Proceeds from public offering	-	379,800
Costs relating to public offering	-	(158,193)
Proceeds from convertible notes	500,000	-
Costs relating to sale of convertible notes	(187,362)	-
Net cash provided by financing activities	312,638	221,607

Effect of exchange rate changes on cash and cash equivalents	471,334	374,742
Increase in cash and cash equivalents	2,328,188	2,198,913
Cash and cash equivalents, beginning of period	5,984,448	3,785,535
Cash and cash equivalents, end of period	$8,312,636	$5,984,448

Supplemental Disclosures of Cash Flow Informtion:
Non Cash Financing Activities:
Relative fair value of warrants and beneficial conversion feature recorded as debt discount and additional paid in capital	$199,230	$-
Fair value of Placement Agent warrants recorded as deferred financing costs and additional paid in capital	$19,920	$-

The accompanying notes are an integral part of these financial statements.

CHINA AGRI-BUSINESS, INC

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – ORGANIZATION AND NATURE OF BUSINESS

China Agri-Business, Inc. (“China Agri”) was incorporated in the State of Maryland on December 7, 2005. On October 31, 2006, China Agri effectuated a 2.032 to 1 forward stock split. All share and per share amounts have been retroactively adjusted to reflect the stock split.

China Agri is a holding company with no operations other than acting as a holding company for its wholly owned subsidiary, Mei Xin Agri Technology (Shaanxi) Co., Ltd. (“Meixin”), a limited liability company and a wholly-owned foreign enterprise (“WOFE”) organized under the laws of the PRC on March 24, 2006. Meixin acts as a management company for our operating business in the PRC, Shaanxi Xin Sheng Centennial Agricultural and Technology Co., Ltd. (“Xinsheng”), a corporation formed under the laws of the PRC on April 22, 2002, in accordance with the terms of a management entrustment agreement between Meixin and Xinsheng. Meixin controls Xinsheng's business and management, and is entitled to the proceeds of Xinsheng's business and is obligated to fund Xinsheng’s operations, including any losses. China Agri and Meixin do not own any equity rights in Xinsheng.

Pursuant to a Management Entrustment Agreement dated April 18, 2006 between Meixin and Xinsheng, and a Stock Purchase Agreement dated April 22, 2006 between China Agri and Xinsheng (collectively, the “Transaction”), China Agri issued 10,950,897 shares of China Agri common stock, representing approximately 89% of the 12,278,774 shares of China Agri common stock outstanding after the Transaction, to a trustee of a trust for the benefit of the Xinsheng stockholders. The Transaction was accounted for as a “reverse merger”, since the stockholders of Xinsheng owned a majority of China Agri’s common stock immediately following the Transaction. Xinsheng was deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that are reflected in the financial statements prior to the Transaction are those of Xinsheng and are recorded at the historical cost basis of Xinsheng, and the consolidated financial statements after completion of the Transaction include the assets and liabilities of China Agri, Meixin, and Xinsheng (collectively, the “Company”), historical operations of Xinsheng, and operations of China Agri and Meixin from the date of the Transaction.

China Agri-Business, Inc., through its operating company in China, manufactures and sells non-toxic fertilizer, bactericide and fungicide products used for farming in the People’s Republic of China (the “PRC”). Crops grown with our products are eligible to qualify for the “AA Green Food” rating administered by the China Green Food Development Center, an agency under the jurisdiction of the Ministry of Agriculture of the PRC.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“US GAAP”).

Principles of Consolidation

The consolidated financial statements of 2008 and 2007 include the financial statements of China Agri, Meixin and Xinsheng.  All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of financial statements in conformity with US GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Fair Value of Financial Instruments

The Company’s financial instruments consist of cash and cash equivalents, accounts receivable, net, other receivables, accounts payable and accrued liabilities, and convertible notes, net. The fair value of these financial instruments approximate their carrying amounts reported in the consolidated balance sheets due to the short term maturity of these instruments or by comparison to other instruments with similar terms.

Foreign Currency Translation

The functional currency of China Agri is the United States dollar. The functional currency of Xinsheng and Meixin is the RMB. The reporting currency of the Company is the United States dollar.

The assets and liabilities of Xinsheng and Meixin are translated into United States dollars at period-end exchange rates ($0.14657 and $0.13709 at December 31, 2008 and 2007, respectively). The revenues and expenses are translated into United States dollars at average exchange rates for the period ($0.14396 and $0.13148 for the years ended December 31, 2008 and 2007, respectively). Resulting translation adjustments are recorded as a component of accumulated other comprehensive income within stockholders’ equity.

Foreign Currency Translation (Continued)

Transaction gains or losses arising from exchange rate fluctuation on transactions denominated in a currency other than the functional currency are included in the consolidated results of operations.  There is no material foreign currency transaction gain or loss for the years ended December 31, 2008 and 2007.

Cash and Cash Equivalents

Cash and cash equivalents consist of cash on hand, cash on deposit with banks, and highly liquid debt investments with a maturity of three months or less when purchased.

Inventory

Inventory is stated at the lower of cost (first-in, first-out method) or market.

Property, Plant and Equipment, Net

Property, plant and equipment is stated at cost less accumulated depreciation.  Depreciation is calculated on a straight-line basis over the estimated useful lives of the respective assets.

Intangible and Other Long-Lived Assets, Net

Intangible and other long-lived assets are stated at cost, less accumulated amortization and impairments.  The intangible assets are being amortized over their expected useful economic lives ranging from 5 to 10 years.

The Company reviews its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may no longer be recoverable.  When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition.  If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss based on the fair value of the assets.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

Sales of products are recorded when title passes to the customer, which is generally at time of shipment. The Company performs ongoing credit evaluations of its customers’ financial condition, but generally does not require collateral to support customer receivables. The credit risk is controlled through credit approvals, limits and monitoring procedures. The Company establishes an allowance for doubtful accounts based upon factors surrounding the credit risk of specific customers, historical trends and other factors. Accounts receivable are charged against the allowance for doubtful accounts once all collection efforts have been exhausted. The Company does not routinely permit customers to return product.

Freight and other transportation costs are included in cost of goods sold.

Stock-Based Compensation

Stock-based compensation is accounted for at fair value in accordance with SFAS No. 123(R) “Accounting for Stock-Based Compensation”. No stock options have been granted and none are outstanding.

Advertising

Advertising costs are expensed as incurred. For the years ended December 31, 2008 and 2007, advertising expenses were $11,946 and $21,236, respectively.

Income Taxes

Deferred income taxes are recognized for temporary differences between the tax basis of assets and liabilities and their reported amounts in the financial statements, net of operating loss carry forwards and credits, by applying enacted statutory tax rates applicable to future years.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is not more likely than not that some portion or all of the deferred tax assets will be realized.  Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

Earnings (Loss) Per Common Share

Basic earnings (loss) per common share are computed on the basis of the weighted average number of common shares outstanding during the period.

Diluted earnings (loss) per share are computed on the basis of the weighted average number of common shares and dilutive securities (such as convertible preferred stock and convertible notes) outstanding.  Dilutive securities having an anti-dilutive effect on diluted earnings (loss) per share are excluded from the calculation.

A reconciliation of the weighted average number of common shares used to compute basic and diluted earnings per share for the years ended December 31, 2008 and 2007 follows:

	2008	2007
Weighted average number of common shares outstanding (used to compute basic EPS)	12,958,574	12,431,496
Assumed conversion of redeemable Series A preferred stock - See Note 9	-	232,603
Convertible notes - See Note 8	257,534	-
Weighted average number of common shares and dilutive common stock equivalents outstanding (used to compute diluted EPS)	13,216,108	12,664,099

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recently Issued Accounting Pronouncements

Certain accounting pronouncements have been issued by the FASB and other standard setting organizations which are not yet effective and have not yet been adopted by the Company. The impact on the Company’s financial position and results of operations from adoption of these standards is not expected to be material.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation.

NOTE 3 – INVENTORY

Inventory consists of:	December 31,	December 31,
	2008	2007

Raw materials	$39,125	$52,953
Finished goods	4,536	5,342
Other	3,452	2,287

Total inventory	$47,113	$60,582

NOTE 4 – PROPERTY, PLANT AND EQUIPMENT, NET

Property, plant and equipment, net, consist of:

	December 31,	December 31,
	2008	2007
Building	$19,699	$18,425
Transportation equipment	223,092	271,081
Manufacturing equipment and machinery	146,034	123,798
Office and computer equipment	3,508	16,448
	392,333	429,752
Less accumulated depreciation	161,055	153,752

Property, plant and equipment, net	$231,278	$276,000
Depreciation expense was $47,374 and $44,157 for the year ended December 30, 2008 and 2007, respectively.

NOTE 5 – INVESTMENT IN TIENWE TECHNOLOGY INC

On July 29, 2005, Xinsheng acquired a 13.95% equity interest in Tienwe Technology Inc. (“Tienwe”), a PRC company, for 6,000,000 RMB ($879,420 and $822,540 translated at the December 31, 2008 and December 31, 2007 exchange rate, respectively). The investment is carried at cost. Tienwe shares are not quoted or traded on any securities exchange or in any recognized over-the-counter market; accordingly, it is not practicable to estimate the fair value of the investment. Tienwe sells aerospace products to military industry customers.

NOTE 6 – DEFERRED FINANCING COSTS

Deferred financing costs, which are being amortized as interest expense over the two year term of the convertible notes payable due September 29, 2010, consist of:

NOTE 6 – DEFERRED FINANCING COSTS (continued)

	December 31, 2008	December 31, 2007

Placement Agent commissions	$40,000	$-
Placement Agent expense allowance	25,000	-
Fair value of Placement Agent warrants	19,920	-
Legal and other fees	122,362	-
Total	207,282	-
Less: accumulated amortization	(28,403)	-

Deferred Financing Costs, end of period	$178,879	$-

NOTE 7 – INTANGIBLE ASSETS, NET

Intangible assets, net, consist of:

	December 31,	December 31,
	2008	2007
Product rights	$90,141	$84,310
Patent	14,657	13,709
Trademark	2,190	1,555
Total	106,988	99,574

Less accumulated amortization	47,493	26,020

Intangible assets, net	$59,495	$73,554
The product rights were acquired by Xinsheng in December 2006 from an unrelated third party and relate to six registered fertilizer products.

The patent was acquired by Xinsheng in 2002 from three related parties (one of the parties was an officer, director and significant stockholder of the Company at the time of the exchange) in exchange for a total of 16.67% of the issued and outstanding shares of Xinsheng common stock. The patent (and contributed capital) at the date of the exchange on April 22, 2002 has been reflected at the transferors’ cost. The patent is for Zero-tillage Fertilizing Equipment (PRC Patent Number 330398), which is a type of seeding machine, the use of which reduces soil erosion.

Estimated amortization expense for each of the Company’s succeeding years ending December 31, 2009, 2010, 2011, 2012 and 2013 is $19,713, $19,713, $19,713, $53 and $53, respectively.

NOTE 8 – CONVERTIBLE NOTES PAYABLE, NET

Convertible notes payable, net, consist of:

	December 31, 2008	December 31, 2007
Convertible notes - face amount	$500,000	$-
Less:
Debt discount attributable to the relative fair value of warrants	(149,615)	-
Debt discount attributable to the intrinsic value of the beneficial conversion feature	(49,615)	-
Less accumulated amortization of debt discounts	26,250	-
Convertible notes payable, net	$327,020	$-

NOTE 8 – CONVERTIBLE NOTES PAYABLE, NET (Continued)

On September 29, 2008, the Company completed the first closing of a private placement consisting of 3% unsecured convertible notes with a conversion price of $0.50 and Series C warrants with an exercise price of $1.50. In connection with the closing, the Company entered into subscription agreements with two accredited investors for the sale of Notes in an aggregate principal amount of $500,000 and Series C warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. The Company received net proceeds of $431,500 after the deduction of Placement Agent commissions of $40,000, Placement Agent expense allowance of $25,000 and an escrow agent fee of $3,500.

The Notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares of common stock, subject to approval of the holder. Overdue interest shall bear interest at the rate of 15% per annum. Overdue principal shall bear interest at the rate of 8% per annum. The Notes are convertible at the option of the holder into the common stock of the Company at an initial conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings.

The Series C warrants have a term of three years and an exercise price of $1.50 per share. In addition, upon exercise of the Series C warrant, each Series C warrant holder shall be issued a Series D warrant. The Series D warrants shall have a term of three years and an exercise price of $2.00 per share. The exercise price of the Warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends and subsequent offerings.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the Notes at 110% of the outstanding principal amount any time prior to the maturity date and upon 30 days prior written notice to the holders. The Company may call for the termination of any unexercised portion of the C warrants upon consummation of a subsequent offering by the Company of not less than $7,500,000 in gross proceeds and upon 30 days written notice to the holders.

In connection with the transaction, the Company agreed to prepare and file a registration statement with the Securities and Exchange Commission (the “SEC”) within 60 days following the final closing date (which was January 8, 2009). If the Company fails to file such registration statement within 60 days, or if the registration statement is not declared effective within 91 (or 120) days from the filing date, the Company is to pay monthly liquidated damages in cash equal to 2% of the purchase price, subject to a maximum of 24%. On February 13, 2009, the Company filed a registration Statement on Form S-1 to register the shares underlying the convertible notes and warrants. On March 12, 2009, the SEC sent a comment letter to the Company.

In accordance with the Accounting Principal Board (“APB”) Opinion No.14, “Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants” and the Emerging Issues Task Force (“EITF”) Issue No. 00-27, “Application of Issue No. 98-5 to Certain Convertible Instruments”, the Company recorded the $149,615 relative fair value of the warrants ($78,136 for the Series C warrants; $71,479 for the Series D warrants) and the $49,615 intrinsic value of the beneficial conversion feature as additional paid in capital.

The $149,615 fair value of the Series C and Series D warrants was calculated using a Black-Scholes option pricing model and the following assumptions: risk-free interest rate of 2.26%; expected stock price volatility of 130.69%; stock price of $0.40 per share; exercise price of $1.50 per share for the C warrants and $2.00 per share for the D warrants; and term of 3 years.

In connection with the first closing, the placement agent received warrants to purchase 80,000 shares of the Company’s common stock at an exercise price of $1.00 per share for a term of three years. The $19,920 fair value of these warrants (calculated using the same assumptions described above except for the exercise price) was charged to deferred financing costs and added to additional paid in capital.

NOTE 9 – REDEEMABLE SERIES A PREFERRED STOCK

On May 31, 2006, China Agri sold 10,000 Units of securities to an investor at a price of $10.00 per Unit, or $100,000 total. Each Unit was comprised of one share of Series A preferred stock and one warrant to purchase one share of Common Stock at $1.50 per share exercisable through May 31, 2009. Each share of Series A preferred stock was not entitled to any voting rights, except that the consent of the holders of at least 51% of the outstanding shares of Series A preferred stock were necessary to permit the authorization or issuance or any increase in the authorized or issued amount of any class or series of capital stock ranking equal to or senior to the Series A preferred stock.

Each share of Series A Stock was automatically convertible into shares of Common Stock at a conversion price of one-third of the price per share of the Common Stock paid for by the purchasers of Common Stock in a Public Offering pursuant to a registration statement under the Securities Act of 1933, as amended (the “Act”). Upon completion of the sale of Common Stock for $1.00 per share pursuant to the public offering which closed October 11, 2007, each outstanding share of Series A Stock automatically converted into 30 shares of Common Stock (300,000 shares of Common Stock total). The Company recorded as a dividend and as an increase in additional paid-in capital, the intrinsic value of the beneficial conversion feature (the “BCF”). The intrinsic value of the BCF was the difference between the $300,000 fair value of the common stock issued upon conversion and the $100,000 proceeds received, or $200,000.

NOTE 10 – COMMON STOCK

On October 11, 2007, upon the completion of the public offering, China Agri sold 379,800 units at a price of $1.00 per unit to the public investors. Each Unit consisted of one share of Common Stock, one warrant to purchase one share of Common Stock at $1.50 per share exercisable for three years from the date of issuance, and one warrant to purchase one share of Common Stock at $2.00 per share exercisable for three years from the date of issuance only if the $1.50 Unit Warrant was exercised.

NOTE 11 - WARRANTS

The Company has issued warrants (exercisable into shares of common stock) to investors, the Underwriter, and the Placement Agent as part of its sale of Series A preferred stock, its public offering, and its private placement of convertible notes. Changes in the warrants outstanding are as follows:

	Year Ended December 31, 2008	Year Ended December 31, 2007

Outstanding at beginning of period	807,580	10,000
Warrants issued	580,000	797,580
Warrants exercised	-	-
Warrants expired	-	-
Outstanding at end of period	1,387,580	807,580

Exercisable at end of period	1,387,580	807,580

NOTE 11 - WARRANTS (Continued)

Warrants outstanding at December 31, 2008 consist of:

Date Issued	Expiration Date	Number of Warrants	Weighted Average Exercise Price
May 31, 2006	May 31, 2009	10,000	$1.50
October 11, 2007	October 10, 2010	379,800	1.50
October 11, 2007	October 10, 2010	379,800	2.00
October 11, 2007	October 10, 2012	37,980	1.00
September 29, 2008	September 29, 2011	80,000	1.00
September 29, 2008	September 29, 2011	500,000	1.50
Total		1,387,580	$1.59

NOTE 12 – RESTRICTED NET ASSETS

Relevant PRC statutory laws and regulations permit payments of dividends by Meixin and Xinsheng only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. In addition, PRC laws and regulations require that annual appropriations of 10% of after-tax income should be set aside prior to payments of dividends as a reserve fund. As a result of these PRC laws and regulations, the Company is restricted in its ability to transfer a portion of its net assets in the form of dividends, loans or advances, which restricted portion amounted to approximately $5,104,000 and $4,105,000 at December 31, 2008 and December 31, 2007, respectively.

NOTE 13 – INCOME TAXES

Xinsheng is subject to a PRC 25% standard enterprise income tax. However, due to its agricultural industry status, the National Tax Bureau in Xi’an High-Tech Development Zone has granted Xinsheng exemptions from this tax since 2006. The Company has to apply for exemption status on an annual basis. The tax authority has approved the Company’s application for the exemption from income tax for the year 2008.

At December 31, 2008 and December 31, 2007, the Company had an unrecognized deferred United States income tax liability relating to undistributed earnings of Xinsheng. These earnings are considered to be permanently invested in operations outside the United States. Generally, such earnings become subject to United States income tax upon the remittance of dividends and under certain other circumstances. Determination of the amount of the unrecognized deferred United States income tax liability with respect to such earnings is not practicable.

The Company did not have any significant temporary differences relating to deferred tax liabilities as of December 31, 2008 and December 31, 2007.

The provisions for income taxes differ from the amounts computed by applying the statutory United States federal income tax rate to income (loss) before income taxes.  Reconciliations follow:

	Years Ended December 31,
	2008	2007
Expected tax at 35%	$470,869	$383,724

Tax effect of unutilized losses of China Agri and Meixin	71,807	135,664

Effect of PRC income tax exemption granted to Xinsheng	(387,626)	(349,431)

Permanent difference relating to Xinsheng's earnings to be permanently invested in operations outside the United States	(155,050)	(169,957)

Actual provision for income taxes	$-	$-

NOTE 14 – SEGMENT INFORMATION

The Company operates in one industry segment – the manufacturing and sale of agricultural enhancement products. Substantially all of the Company’s identifiable assets at December 31, 2008 and 2007 were located in the PRC. Net sales for the periods presented were all derived from PRC customers.

NOTE 15 – COMMITMENTS AND CONTINGENCIES

Lease Agreements

Xinsheng leases its office space (approximately 7300 square feet) at an annual rent of 366,390 RMB ($53,700 translated at the December 31, 2008 exchange rate) under a lease with a three year term expiring March 31, 2011.

Xinsheng leases its operating and testing space (approximately 2600 square feet) at an annual rent of 38,500 RMB ($5,640 translated at the December 31, 2008 exchange rate) under a lease expiring March 31, 2010.

Xinsheng leases its manufacturing space (approximately 22,600 square feet at an annual rent of 90,000 RMB ($13,190 translated at December 31, 2008 exchange rate) under a lease expiring December 21, 2010.

China Agri utilizes office space provided by one of its directors at no cost.

For the year ended December 31, 2008 and 2007, rental and related expenses for all operating leases amounted to $68,091 and $65,382, respectively.

At December 31, 2008, future minimum rental commitments under all non-cancellable operating leases are:

Year ending December 31,	Minimum Rent
2009	$72,530
2010	68,300
2011	13,425
Total	$154,255

PRC Risks

Substantially all of the Company’s business operations are conducted in the PRC and governed by PRC laws and regulations. Meixin and Xinsheng are generally subject to laws and regulations applicable to foreign investments and foreign-owned enterprises. Because these laws and regulations are relatively new, the interpretation and enforcement of these laws and regulations involve uncertainties.

The PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC. The Company receives substantially all of its revenues in RMB, which is currently not a freely convertible currency. Under existing PRC foreign exchange regulations, payment of current account items, including profit distributions, interest payments and expenditures from the transaction, can be made in foreign currencies without prior approval from the PRC State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate governmental authorities is required where RMB is to be converted into foreign currency and remitted out of the PRC to pay capital expenses, such as the repayment of bank loans denominated in foreign currencies. The PRC government may also at its discretion restrict access in the future to foreign currencies for current account transactions.

NOTE 16 – CONCENTRATION OF CREDIT RISK

The Company maintains cash balances in various banks in China. Currently, no deposit insurance system has been set up in China. Therefore, the Company will bear a risk if any of these banks become insolvent. As of December 31, 2008, the Company’s uninsured cash balances were approximately $8,300,000.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS, OR OF ANY SALE OF OUR COMMON STOCK.

China Agri-Business, Inc.

573,380 Shares of Common Stock

PROSPECTUS

__________________, 2009

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The expenses to be paid by the Registrant are as follows. All amounts, other than the SEC registration fee, are estimates.

Amount to
Be Paid
SEC registration fee	$8.90
Legal fees and expenses	$25,000
Accounting fees and expenses	$5,000
Miscellaneous	$2000

Total	$32,008.90
ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our articles of incorporation provide that none of our directors will be personally liable to the Company or any of our shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

The following issuance of shares were exempt from registration under section 4(2) of the Securities Act, Regulation D and/or Regulation S promulgated thereunder:

2006 Preferred Stock and Warrant Purchase Agreement
On May 31, 2006, we entered into a Preferred Stock and Warrant Purchase Agreement with William J. Ritger whereby we sold and issued to Mr. Ritger for $100,000, 10,000 Units for $10.00 per Unit. Each Unit comprises one share of our Series A Preferred Stock and a warrant to purchase one share of our common stock. The issuance of shares of our Series A Preferred Stock was exempt from registration under Section 4(2) of the Securities Act. The Series A Preferred Stock has since been converted into 300,00 shares of our common stock.

2007 Public Offering
On October 11, 2007, we completed an underwriter initial public offering of 379,800 units for $1.00 per unit, for gross proceeds of $379,800. Each unit consists of (i) one share of common stock, par value $0.001 per share, (ii) one warrant to purchase one share of the Company's common stock at $1.50 per share and (iii) one warrant to purchase one share of the Company's common stock at $2.00 per share.

Private Placement of Convertible Notes and Warrants

On September 29, 2008, we completed a private placement with two accredited investors consisting of 3% unsecured convertible notes in an aggregate principal amount of $500,000 and series C warrants to purchase an aggregate of 500,000 shares of the Company’s common stock. We received net proceeds of approximately $431,500, which the Company plans to use to pursue the expansion of its manufacturing and distribution operations and for general working capital and business purposes.

The notes mature two years from the date of issuance and bear interest at the rate of 3% per annum, payable annually in cash or in shares common stock, subject to approval of the holder. Any interest which is not paid when due shall bear interest at the rate of fifteen percent (15%) per annum. Any principal which is not paid when due shall bear interest at the rate of eight percent (8%) per annum. The notes are convertible at the option of the holder into common at a conversion price of $0.50 per share. The conversion price is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the notes.

Subject to effectiveness of the registration statement, the Company shall have the right to prepay the notes at 110% of the outstanding principal amount any time prior to the maturity date, and upon thirty (30) days prior written notice to the holders.

The series C warrants have a term of three years and an exercise price of $1.50 per share. In addition, upon exercise of a series C warrant, each  holder shall be issued a series D warrant. The series D warrants shall have a term of three years and an exercise price of $2.00 per share. The shares issuable upon exercise of the series D warrants are not covered by this registration statement. The exercise price of the warrants is subject to adjustment upon the occurrence of stock splits, combinations, dividends, and subsequent offerings, as set forth in the Warrants.

The Company may call for the termination of any unexercised portion of the series C warrants upon consummation of a subsequent offering by the Company of not less than $7.5 million in gross proceeds, and upon thirty (30) days written notice to the holders.

In connection with the Private Placement we entered into registration rights agreements with the investors pursuant to which we have agreed to prepare and file a registration statement with the Securities and Exchange Commission not later than 60 calendar days after the final closing. The registration statement shall seek to register for resale, in the amounts set forth in the Registration Rights Agreement: (i) the Warrant Shares issuable upon exercise of the Warrants, and (ii) the Conversion Shares issuable upon conversion of the Notes.

If we fail to file such registration statement within the 60 calendar day deadline, or if the registration statement is not declared effective by September 30, 2009, we are subject to liquidated damages payments in an amount equal to two percent (2%) of the aggregate purchase price paid by the initial investor pursuant to the Private Placement for any unregistered Warrant Shares and Conversion Shares then held by the noteholder.  This payment will be payable to the noteholder in arrears at the end of each month during which the failure to have an effective registration statement continues.  In no event will the Company be liable for liquidated damages under the registration rights agreement in excess of 2% of the aggregate purchase price of the initial investors in any 30 day period and the maximum aggregate liquidated damages payable to any holder of unregistered Warrant Shares and Conversion Shares under the registration rights agreement is 24% of the aggregate purchase price paid by the initial investor in the Private Placement.  If the Registration Statement of which this prospectus forms a part is declared effective by the SEC by September 30, 2009, we will not be required to pay any liquidated damages.

In connection with the Private Placement, the placement agent received a cash commission of $40,000 and an expense allowance of $25,000. In addition, the placement agent is entitled to receive warrants to purchase 80,000 shares of common stock at an exercise price of $1.00 per share for a term of three years.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

3.1.1	Articles of incorporation (1)
3.2	By-Laws (1)
3.3	Articles of Incorporation, as amended (1)
4.1	Form of 3% Convertible Note (2)
4.2	Form of Series C Warrant (2)
4.3	Form of Series D Warrant (2)
4.4	Form of Underwriter Warrant (3)
4.5	Form of Placement Agent Warrant (3)
5.1	Opinion of Blank Rome LLP (To be filed by amendment)
9.1	Stock Purchase Agreement between Company and Xinsheng Shareholders dated April 22, 2006. (1)
9.2	Management Agreement between Xinsheng and Meixin dated April 18,2006. (1)
9.3	Voting Trust and Escrow Agreement with Xinsheng Shareholders and their trustee dated April 22 2006. (1)
10.1	Form of Subscription Agreement (2)
10.2	Form of Registration Rights Agreement (2)
10.3	Placement Agent Agreement (5)
10.4	Business Advisory Agreement *
10.5	Letter Agreement dated as of August 12, 2009 among China Agri-Business, JAG Multi-Investments, LLC and Keith Guenther (6)
21.1	Subsidiaries of the small business issuer (1)
23.1	Consent of Michael Studer CPA PC *
23.2	Consent of Blank Rome LLP (see Exhibit 5.1)
23.3	Consent of China Shaanxi Chunhua County Land and Fertilizer Working Station dated March 24, 2009 (4)

23.4	Consent of China Shaanxi Province Land and Fertilizer Working Station dated March 24, 2009 (4)
23.5	Consent of China Shaanxi Province Yangling Zong Land and Fertilizer Working Station dated March 24, 2009 (4)
24.1	Power of Attorney (3)

(1) Incorporated by reference to the Form SB-2 (File No. 333-140118) filed on January 19, 2007.

(2) Incorporated by reference to the Form 8-K filed on October 3, 2008.

(3) Incorporated by reference to the Form S-1 filed on February 13, 2009.

(4) Incorporated by reference to the Form S-1 (Amendment No. 1) filed on April 13, 2009.

(5) Incorporated by reference to the Form S-1 (Amendment No. 2) filed on June 16, 2009.

(6) Incorporated by reference to the Form 10-Q for the quarter ended June 30, 2009 filed on August 14, 2009.

* Filed herewith.

ITEM 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes to provide certificates in such denominations and registered in such names as required by the purchasers to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes:

(a) (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(ii) Each prospectus filed pursuant to Rule 424(b) as part of this registration statement, shall be deemed to be part of and included in this registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in this registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such date of first use.
(6) That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned on August 28, 2009.

CHINA AGRI-BUSINESS, INC.

By:	/s/ Liping Deng *
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xiaolong Zhou
Name: Xiaolong Zhou Title: Chief Financial Officer, (Principal Accounting and Financial Officer)
In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 was signed by the following persons in the capacities and on the dates indicated.

By :	/s/ Liping Deng	August 28, 2009
Name: Liping Deng Title: Chief Executive Officer and President (Principal Executive Officer)

By:	/s/ Xiaolong Zhou	August 28, 2009
Name: Xiaolong Zhou Title: Chief Financial Officer (Principal Accounting and Financial Officer)

By:	/s/ Michael Segal	August 28, 2009
Name: Michael Segal Title: Director

By:	/s/ Limin Deng	August 28, 2009
Name: Limin Deng Title: Director